                                                                       Exhibit 1


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE KROLL-O'GARA COMPANY:

     We have audited the accompanying consolidated balance sheets of THE KROLL-O'GARA COMPANY and subsidiaries as of December 31, 1998 and 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1997 financial statements of Background America, Inc., a company acquired during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 3. Such statements are included in the consolidated financial statements of The Kroll-O'Gara Company and reflect total revenues of 2 percent of the consolidated totals. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Background America, Inc., is based solely upon the report of the other auditors.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Kroll-O'Gara Company and subsidiaries as of December 31, 1998 and 1999 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

     As explained in Note 2(r) to the consolidated financial statements, effective in the fourth quarter of 1997, the Company changed its method of accounting for costs incurred in connection with business process reengineering activities and, effective in the first quarter of 1999, the Company changed its method of accounting for costs of start-up activities.

                                          Arthur Andersen LLP

Cincinnati, Ohio
  September 14, 2000

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
Background America, Inc.
Nashville, Tennessee

     We have audited the consolidated statements of operations, redeemable preferred stock and other shareholders' equity (deficit) and cash flows for the year ended December 31, 1997 of Background America, Inc. and subsidiaries (the "Company"). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements (not presented separately herein) present fairly, in all material respects, the results of operations of Background America, Inc. and subsidiaries and their cash flows for the year ended December 31, 1997, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP
Nashville, Tennessee

December 18, 1998
(January 21, 1999 as to
first paragraph of Note 15)

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
ASSETS (NOTE 7)
CURRENT ASSETS:
  Cash and cash equivalents.................................  $ 14,040,700    $ 13,834,560
  Marketable securities.....................................    13,285,322              --
  Trade accounts receivable, net of allowance for doubtful
     accounts of approximately $3,821,306 and $4,778,906 in
     1998 and 1999, respectively (Notes 2 and 4)............    56,960,753      68,017,062
  Unbilled revenues (Note 2)................................     7,766,015      18,033,811
  Related party receivables (Note 6)........................     2,763,108       2,095,810
  Costs and estimated earnings in excess of billings on
     uncompleted contracts (Note 4).........................    26,408,097      24,159,724
  Inventories (Note 4)......................................    22,397,939      26,264,388
  Prepaid expenses and other................................     8,001,102      11,579,522
  Deferred tax asset (Note 5)...............................            --         823,831
                                                              ------------    ------------
          Total current assets..............................   151,623,036     164,808,708
                                                              ------------    ------------
PROPERTY, PLANT AND EQUIPMENT, at cost (Notes 2 and 8):
  Land......................................................     1,856,003       2,164,197
  Buildings and improvements................................     8,271,967       8,586,985
  Leasehold improvements....................................     6,344,398       7,451,655
  Furniture and fixtures....................................     6,013,679      10,131,191
  Machinery and equipment...................................    19,702,242      36,768,571
  Construction-in-progress..................................     2,915,135              --
                                                              ------------    ------------
                                                                45,103,424      65,102,599
  Less-accumulated depreciation.............................   (20,462,991)    (26,194,953)
                                                              ------------    ------------
                                                                24,640,433      38,907,646
                                                              ------------    ------------
DATABASES, net of accumulated amortization of $22,788,857
  and $26,187,348 in 1998 and 1999, respectively (Note 2)...     9,238,903       9,696,162
COSTS IN EXCESS OF ASSETS ACQUIRED AND OTHER INTANGIBLE
  ASSETS, net of accumulated amortization of $4,449,752 and
  $9,028,471 in 1998 and 1999, respectively (Notes 2 and
  3)........................................................    62,148,482      81,676,083
OTHER ASSETS:
  Other assets (Note 4).....................................     6,093,435       4,304,000
                                                              ------------    ------------
                                                                77,480,820      95,676,245
                                                              ------------    ------------
                                                              $253,744,289    $299,392,599
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1999

                                                                  1998            1999
                                                              ------------    ------------
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving lines of credit (Note 7)........................  $         --    $ 26,582,688
  Current portion of long-term debt (Note 8)................     2,000,299       3,737,227
  Trade accounts payable....................................    35,989,761      38,822,977
  Related party payables (Note 6)...........................       353,233              --
  Billings in excess of costs and estimated earnings on
     uncompleted contracts..................................       182,656         360,725
  Accrued liabilities (Note 4)..............................    22,800,436      28,299,006
  Income taxes currently payable............................       760,340         768,105
  Deferred income taxes (Note 5)............................       781,575              --
  Customer deposits.........................................     3,865,219       4,195,762
                                                              ------------    ------------
          Total current liabilities.........................    66,733,519     102,766,490

OTHER LONG-TERM LIABILITIES.................................     1,542,588       2,673,092

DEFERRED INCOME TAXES (Note 5)..............................     1,625,363       1,820,815

LONG-TERM DEBT, net of current portion (Note 8).............    39,346,555      36,264,163
                                                              ------------    ------------
          Total liabilities.................................   109,248,025     143,524,560
                                                              ------------    ------------

COMMITMENTS AND CONTINGENCIES (Notes 9, 12 and 17)
SHAREHOLDERS' EQUITY (Note 1):
  Preferred stock, $.01 par value, 1,000,000 shares
     authorized; none issued................................            --              --
  Common stock, $.01 par value, 50,000,000 shares
     authorized, 21,584,872 and 22,255,510 shares issued and
     outstanding in 1998 and 1999, respectively.............       215,848         222,555
  Additional paid-in-capital................................   157,229,936     170,101,929
  Retained deficit..........................................   (10,964,249)    (12,639,574)
  Deferred compensation.....................................    (1,113,936)     (1,629,893)
  Accumulated other comprehensive loss......................      (871,335)       (186,978)
                                                              ------------    ------------
          Total shareholders' equity........................   144,496,264     155,868,039
                                                              ------------    ------------
                                                              $253,744,289    $299,392,599
                                                              ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            THE KROLL-O'GARA COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                      1997            1998            1999
                                                  ------------    ------------    ------------
NET SALES.......................................  $210,323,664    $272,195,513    $321,937,532
COST OF SALES...................................   143,213,182     178,421,433     203,456,962
                                                  ------------    ------------    ------------
       Gross profit.............................    67,110,482      93,774,080     118,480,570
OPERATING EXPENSES:
  Selling and marketing.........................    15,532,029      22,332,090      27,470,879
  General and administrative....................    34,292,093      42,834,565      74,861,467
  Restructuring charge (Note 4).................            --              --       4,363,566
  Failed merger related costs (Note 17).........            --              --       1,562,331
  Merger related costs (Note 3).................     7,204,926       5,727,358       4,069,089
                                                  ------------    ------------    ------------
       Operating expenses.......................    57,029,048      70,894,013     112,327,332
                                                  ------------    ------------    ------------
       Operating income.........................    10,081,434      22,880,067       6,153,238
OTHER INCOME (EXPENSE):
  Interest expense..............................    (5,244,249)     (4,670,010)     (4,965,597)
  Interest income...............................       172,544       1,273,218         409,892
  Other, net....................................      (284,639)       (344,279)       (311,901)
                                                  ------------    ------------    ------------
       Income before minority interest,
          provision for income taxes,
          extraordinary item and cumulative
          effect of change in accounting
          principle.............................     4,725,090      19,138,996       1,285,632
  Minority interest.............................       156,223              --              --
                                                  ------------    ------------    ------------
       Income before provision for income taxes,
          extraordinary item and cumulative
          effect of change in accounting
          principle.............................     4,568,867      19,138,996       1,285,632
  Provision for income taxes....................     3,304,993       7,352,931       2,429,410
                                                  ------------    ------------    ------------
       Income (loss) before extraordinary item
          and cumulative effect of change in
          accounting principle..................     1,263,874      11,786,065      (1,143,778)
  Extraordinary loss, net of applicable tax
     benefit of $129,250 (Note 7)...............      (193,875)             --              --
                                                  ------------    ------------    ------------
       Income (loss) before cumulative effect of
          change in accounting principle........     1,069,999      11,786,065      (1,143,778)
  Cumulative effect of change in accounting
     principle, net of applicable tax benefit of
     $240,000 in 1997 and $408,000 in 1999 (Note
     2(r))......................................      (360,000)             --        (778,041)
                                                  ------------    ------------    ------------
       Net income (loss)........................  $    709,999    $ 11,786,065    $ (1,921,819)
                                                  ============    ============    ============
  Earnings (loss) per share (Note 2(o)):
     Basic......................................  $       0.05    $       0.61    $      (0.09)
                                                  ============    ============    ============
     Diluted....................................  $       0.05    $       0.59    $      (0.09)
                                                  ============    ============    ============
  Weighted average shares outstanding (Note
     2(o)):
     Basic......................................    14,750,676      19,336,580      22,005,632
                                                  ============    ============    ============
     Diluted....................................    15,560,050      19,908,206      22,005,632
                                                  ============    ============    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                  COMPREHENSIVE    COMMON      ADDITIONAL        RETAINED       DEFERRED
                                       SHARES     INCOME (LOSS)    STOCK     PAID-IN CAPITAL     DEFICIT      COMPENSATION
                                     ----------   -------------   --------   ---------------   ------------   ------------
BALANCE, December 31, 1996.........  14,035,151                   $140,351    $ 44,143,424     $(21,266,057)  $        --
Issuances of stock under employee
  benefit plans, including related
  tax benefit (Note 11)............     750,725                      7,507       6,301,276               --            --
Issuance of stock in conjunction
  with the acquisition of
  businesses and minority interest
  (Note 3).........................     823,371                      8,234       9,695,009               --            --
Issuance of stock in conjunction
  with the settlement of a note
  payable..........................      21,721                        217         232,282               --            --
Private offering of common stock,
  net of issuance cost of
  $36,373..........................     307,613                      3,076       5,964,976               --            --
Purchase and retirement of common
  stock (Note 11 (c))..............    (259,036)                    (2,590)       (498,978)      (2,194,256)           --
Comprehensive income:
  Net income.......................          --    $   709,999          --              --          709,999            --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $157,000
      tax benefit..................          --       (236,393)         --              --               --            --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit...........          --         (3,698)         --              --               --            --
                                                   -----------
    Other comprehensive loss.......          --       (240,091)         --              --               --            --
                                                   -----------
      Comprehensive income.........          --    $   469,908          --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------
BALANCE, December 31, 1997.........  15,679,545                    156,795      65,837,989      (22,750,314)           --
Public and private offerings of
  common stock, net of issuance
  costs of approximately
  $1,431,000.......................   4,716,757                     47,168      68,289,755               --            --
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....     428,625                      4,286       4,473,859               --            --
Issuance of stock in conjunction
  with the acquisition of
  businesses (Note 3)..............     767,416                      7,674      17,602,830               --            --
Exercise of stock put option (Note
  3)...............................      (7,471)                       (75)       (166,593)              --            --
Deferred compensation related to
  stock options....................          --                         --       1,192,096               --    (1,113,936)
Comprehensive income:
  Net income.......................          --    $11,786,065          --              --       11,786,065            --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $318,000
      tax benefit..................          --       (476,956)         --              --               --            --
    Reclassification adjustment for
      gain on securities included
      in net income, net of $7,000
      tax benefit..................          --        (10,469)         --              --               --            --
                                                   -----------
    Other comprehensive loss.......          --       (487,425)         --              --               --            --
                                                   -----------
      Comprehensive income.........          --    $11,298,640          --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                     INCOME (LOSS)      TOTAL
                                     -------------   ------------
BALANCE, December 31, 1996.........    $(143,819)    $ 22,873,899
Issuances of stock under employee
  benefit plans, including related
  tax benefit (Note 11)............           --        6,308,783
Issuance of stock in conjunction
  with the acquisition of
  businesses and minority interest
  (Note 3).........................           --        9,703,243
Issuance of stock in conjunction
  with the settlement of a note
  payable..........................           --          232,499
Private offering of common stock,
  net of issuance cost of
  $36,373..........................           --        5,968,052
Purchase and retirement of common
  stock (Note 11 (c))..............           --       (2,695,824)
Comprehensive income:
  Net income.......................           --          709,999

  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $157,000
      tax benefit..................           --               --
    Unrealized depreciation of
      marketable securities, net of
      $2,400 tax benefit...........           --               --

    Other comprehensive loss.......     (240,091)        (240,091)

      Comprehensive income.........           --               --
                                       ---------     ------------
BALANCE, December 31, 1997.........     (383,910)      42,860,560
Public and private offerings of
  common stock, net of issuance
  costs of approximately
  $1,431,000.......................           --       68,336,923
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....           --        4,478,145
Issuance of stock in conjunction
  with the acquisition of
  businesses (Note 3)..............           --       17,610,504
Exercise of stock put option (Note
  3)...............................           --         (166,668)
Deferred compensation related to
  stock options....................           --           78,160
Comprehensive income:
  Net income.......................           --       11,786,065

  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $318,000
      tax benefit..................           --               --
    Reclassification adjustment for
      gain on securities included
      in net income, net of $7,000
      tax benefit..................           --               --

    Other comprehensive loss.......     (487,425)        (487,425)

      Comprehensive income.........           --               --
                                       ---------     ------------


                                                  COMPREHENSIVE    COMMON      ADDITIONAL        RETAINED       DEFERRED
                                       SHARES     INCOME (LOSS)    STOCK     PAID-IN CAPITAL     DEFICIT      COMPENSATION
                                     ----------   -------------   --------   ---------------   ------------   ------------
BALANCE, December 31, 1998.........  21,584,872                   $215,848    $157,229,936     $(10,964,249)  $(1,113,936)
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....     202,614                      2,026       3,293,084               --            --
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 3).........................     468,024                      4,681       8,007,248          246,494            --
Deferred compensation related to
  restricted stock and stock
  options (Note 11)................          --                         --       1,571,661               --      (515,957)
Comprehensive income (loss):
  Net loss.........................          --    $(1,921,819)         --              --       (1,921,819)           --
                                                   -----------
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $456,000
      tax provision................          --        684,357          --              --               --            --
                                                   -----------
    Other comprehensive income.....          --        684,357          --              --               --            --
                                                   -----------
      Comprehensive income
        (loss).....................          --    $(1,237,462)         --              --               --            --
                                     ----------    ===========    --------    ------------     ------------   -----------
BALANCE, December 31, 1999.........  22,255,510                   $222,555    $170,101,929     $(12,639,574)  $(1,629,893)
                                     ==========                   ========    ============     ============   ===========

                                      ACCUMULATED
                                         OTHER
                                     COMPREHENSIVE
                                     INCOME (LOSS)      TOTAL
                                     -------------   ------------
BALANCE, December 31, 1998.........    $(871,335)    $144,496,264
Net issuances of stock under
  employee benefit plans, including
  related tax benefit (Note 11)....           --        3,295,110
Issuance of stock in conjunction
  with acquisition of businesses
  (Note 3).........................           --        8,258,423
Deferred compensation related to
  restricted stock and stock
  options (Note 11)................           --        1,055,704
Comprehensive income (loss):
  Net loss.........................           --       (1,921,819)
  Other comprehensive income
    (loss), net of tax:
    Foreign currency translation
      adjustment, net of $456,000
      tax provision................           --               --
    Other comprehensive income.....      684,357          684,357
      Comprehensive income
        (loss).....................           --               --
                                       ---------     ------------
BALANCE, December 31, 1999.........    $(186,978)    $155,868,039
                                       =========     ============

The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                CONSOLIDATED STATEMENTS OF CASH FLOWS (NOTE 15)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                  1997           1998            1999
                                                              ------------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................  $    709,999    $11,786,065    $ (1,921,819)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operations --
      Depreciation and amortization.........................     6,798,668      9,112,221      14,088,149
      Bad debt expense......................................     2,083,080      2,556,506       4,360,227
      Shareholder stock compensation........................     1,356,280             --              --
      Loss on write-off of notes receivable.................        35,434             --              --
      Share in net income of joint ventures.................      (121,650)            --              --
      Gain on sale of marketable securities.................       (14,503)       (10,469)             --
      Noncash compensation expense..........................            --        226,074       1,055,704
  Change in assets and liabilities, net of effects of
    acquisitions --
    Receivables -- trade and unbilled.......................   (10,410,824)   (13,668,954)    (19,094,085)
    Costs and estimated earnings in excess of billings on
      uncompleted contracts.................................     3,499,084    (14,329,633)      2,248,373
    Inventories, prepaid expenses and other assets..........    (7,226,253)    (4,100,776)     (5,189,742)
    Accounts payable and income taxes currently payable.....     8,058,527        608,102         966,965
    Billings in excess of costs and estimated earnings on
      uncompleted contracts.................................    (1,009,740)      (138,006)        178,069
    Amounts due to/from related parties.....................       443,290     (2,623,651)        731,612
    Deferred taxes..........................................      (156,892)      (838,668)     (1,409,954)
    Accrued liabilities, long-term liabilities and customer
      deposits..............................................       667,999     (1,902,669)     (1,333,001)
                                                              ------------    -----------    ------------
         Net cash provided by (used in) operating
           activities.......................................     4,712,499    (13,323,858)     (5,319,502)
                                                              ------------    -----------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment, net...........    (6,016,619)    (7,329,376)    (19,198,147)
  Additions to databases....................................    (3,856,914)    (4,186,924)     (3,855,750)
  Acquisitions, net of cash acquired (Note 3)...............   (10,710,128)   (18,595,996)    (12,014,287)
  Sale (purchases) of marketable securities, net............        35,424    (13,262,353)     13,285,322
  Other.....................................................       266,004             --              --
                                                              ------------    -----------    ------------
         Net cash used in investing activities..............   (20,282,233)   (43,374,649)    (21,782,862)
                                                              ------------    -----------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan financing fees.......................................      (723,727)            --              --
  Net borrowings (repayments) under revolving lines of
    credit..................................................    (9,376,835)      (559,112)     24,262,221
  Proceeds from debt........................................    44,902,987        284,877              --
  Payments of long-term debt................................   (10,042,503)   (13,662,425)     (1,345,464)
  Proceeds from notes payable -- shareholder................     1,261,000             --              --
  Repayment of notes payable -- shareholder.................    (8,107,641)      (176,057)             --
  Net proceeds from issuance of common stock................     4,914,317     68,336,923              --
  Purchase and retirement of stock..........................    (2,695,824)      (166,668)             --
  Foreign currency translation..............................      (160,462)      (593,494)      1,096,137
  Proceeds from exercise of stock options and warrants......     2,780,966      4,478,145       3,295,110
                                                              ------------    -----------    ------------
         Net cash provided by financing activities..........    22,752,278     57,942,189      27,308,004
                                                              ------------    -----------    ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     7,182,544      1,243,682         205,640
Effects of foreign currency exchange rates on cash and cash
  equivalents...............................................       (75,931)       106,049        (411,780)
CASH AND CASH EQUIVALENTS, beginning of year................     5,584,356     12,690,969      14,040,700
                                                              ------------    -----------    ------------
CASH AND CASH EQUIVALENTS, end of year......................  $ 12,690,969    $14,040,700    $ 13,834,560
                                                              ============    ===========    ============

          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                            THE KROLL-O'GARA COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

(1) NATURE OF OPERATIONS AND BASIS OF PRESENTATION --

     The Kroll-O'Gara Company, an Ohio corporation, together with its subsidiaries (collectively "Kroll-O'Gara"), is a leading global provider of a broad range of specialized products and services that are designed to provide solutions to a variety of security needs. Kroll-O'Gara's Security Products and Services Group markets ballistic and blast protected vehicles and security services. The Investigations and Intelligence Group offers business intelligence and investigation services. The Information Security Group offers information and computer security services, including network and system security review and repair. The Voice and Data Communications Group offers secure satellite communication equipment and satellite navigation systems.

     In December 1997, a wholly owned subsidiary of The O'Gara Company (O'Gara) was merged into Kroll Holdings, Inc. (Kroll). At the time of the merger, The O'Gara Company's name was changed to The Kroll-O'Gara Company. The consolidated financial statements include the historical consolidated financial statements of Kroll-O'Gara (and the businesses it has acquired, since their respective dates of acquisition, under the purchase method of accounting) and the financial position, results of operations and cash flows of entities which were merged with Kroll-O'Gara in connection with pooling of interests business combinations (See Note 3).

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES --

     (a) CONSOLIDATION -- The consolidated financial statements include the accounts of all majority-owned subsidiaries. All material intercompany accounts and transactions are eliminated. Investments in 20% to 50% owned entities are accounted for on the equity method and investments in less than 20% owned entities are accounted for on the cost method. Affiliated entities are not included in the accompanying consolidated financial statements, and include entities that are directly or indirectly owned by current shareholders or former shareholders.

     (b) REVENUE RECOGNITION -- Revenue related to contracts for security products (both government and commercial) results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain direct overhead costs related to contract production.

         Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it becomes known that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

         Revenue from intelligence and investigation services and information security services is recognized as the services are performed. Kroll-O'Gara records either billed or unbilled accounts receivable based on case-by-case invoicing determinations.

                            THE KROLL-O'GARA COMPANY

         Revenue related to voice and data communications equipment and services is recognized as equipment is shipped or as services are provided. Revenue and related direct costs of brokered satellite time are recorded when payments are received from customers.

     (c) CASH AND CASH EQUIVALENTS -- Cash equivalents consist of all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase. Kroll-O'Gara invests excess cash in overnight repurchase agreements, which are government collateralized securities. The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity.

     (d) MARKETABLE SECURITIES -- Pursuant to the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," (SFAS 115), Kroll-O'Gara must classify its debt and marketable securities as either trading, available-for-sale or held-to-maturity. Kroll-O'Gara's marketable security investments consist largely of available-for-sale municipal obligations. These securities are valued at current market value, which approximates cost.

         Unrealized holding gains and losses, net of the related income tax effect, on the available-for-sale securities are excluded from earnings and are reported as a separate component of shareholders' equity until realized. Kroll-O'Gara recorded an unrealized net loss of $3,698 as of December 31, 1997. There were no such unrealized gains or losses as of December 31, 1998 and 1999.

     (e) CONCENTRATIONS OF CREDIT RISK -- Financial instruments that subject Kroll-O'Gara to credit risk consist principally of trade receivables. Concentrations of credit risk with respect to accounts receivable are limited by the number of clients that comprise Kroll-O'Gara's client base, along with the different industries and geographic regions in which Kroll-O'Gara's clients operate. Kroll-O'Gara does not generally require collateral or other security to support client receivables, although Kroll-O'Gara does require retainers, up-front deposits or irrevocable letters-of-credit in many situations. Kroll-O'Gara has established an allowance for doubtful accounts based upon facts surrounding the credit risk of specific clients and past history. Management does not anticipate incurring losses on its trade receivables in excess of established allowances.

     (f) PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment are stated at cost. Depreciation is computed on both straight-line and accelerated methods over the estimated useful lives of the related assets as follows:

Buildings and improvements...............................       5-40 years
Furniture and fixtures...................................       4-10 years
Machinery and equipment..................................       3-12 years
Leasehold improvements...................................    Life of lease

     (g) DATABASES -- Databases are capitalized costs incurred to obtain information from third party providers. Kroll-O'Gara relies on this information to create and maintain its proprietary and non-proprietary databases. Because of the continuing accessibility of the information and its usefulness to future investigative procedures, the cost of acquiring the information is capitalized

                            THE KROLL-O'GARA COMPANY
       and amortized over a five year period. Amortization of databases for the years ended December 31, 1997, 1998 and 1999 was $2,937,152, $3,283,232
       and $3,520,624, respectively.

     (h) IMPAIRMENT OF LONG-LIVED ASSETS -- Pursuant to the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" (SFAS 121), long-lived assets, certain identifiable intangibles and goodwill related to those assets must be reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified. In accordance with this standard, Kroll-O'Gara periodically reviews the carrying value of these assets and impairments are recognized when the expected undiscounted future cash flows are less than the carrying amount of the asset. Based on its most recent analysis, Kroll-O'Gara believes no impairment existed at December 31, 1999. However, it is possible, due to a change in circumstances, that carrying values could become impaired in the future. Such impairment could have a material effect on the results of operations in a particular reporting period.

     (i) COSTS IN EXCESS OF ASSETS ACQUIRED -- Costs in excess of assets acquired represents the excess of the purchase cost over the fair value of net assets acquired in a purchase business combination. Costs in excess of assets acquired, net of accumulated amortization, as of December 31, 1998 and 1999 were $52,418,302 and $72,269,993, respectively. Amortization is recorded on a straight-line basis over periods ranging from 12 to 40 years. Amortization of costs in excess of assets acquired for the years ended December 31, 1997, 1998 and 1999 were $828,913, $1,636,013 and $3,431,058, respectively.

     (j) OTHER INTANGIBLE ASSETS -- Other intangible assets, comprised mainly of customer lists and non-compete agreements, are amortized on a straight-line basis. Customer lists are amortized over a fifteen year period and the non-compete agreements are amortized over the lives of the respective agreements, which range from 6 months to fifteen years. Other intangible assets, net of accumulated amortization, as of December 31, 1998 and 1999 were $9,730,180 and $9,406,090, respectively. Amortization of other intangible assets for the years ended December 31, 1997, 1998 and 1999 was $350,309, $972,489 and
         $1,147,660, respectively.

     (k) FOREIGN CURRENCY TRANSLATION -- Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using exchange rates prevailing during the year, with gains or losses resulting from translation included in a separate component of shareholders' equity.

         Gains or losses resulting from foreign currency transactions are translated to local currency at the rates of exchange prevailing at the dates of the transactions. Amounts receivable or payable in foreign currencies, other than the subsidiary's local currency, are translated at the rates of exchange prevailing at the balance sheet date. The effect of transactional gains or losses is included in other income (expense) in the accompanying consolidated statements of operations.

     (l) USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            THE KROLL-O'GARA COMPANY

     (m) RESEARCH AND DEVELOPMENT -- Research and development costs are expensed as incurred. Kroll-O'Gara incurred approximately $136,000, $537,000 and $297,000 for the years ended December 31, 1997, 1998 and 1999, respectively, for research and development. These costs are included in general and administrative expenses in the accompanying consolidated statements of operations.

     (n) ADVERTISING -- Kroll-O'Gara expenses the cost of advertising as incurred. Advertising expenses for the years ended December 31, 1997, 1998 and 1999 were approximately $1,542,996, $2,027,233 and $2,374,096, respectively.

     (o) EARNINGS PER SHARE -- In 1997, Kroll-O'Gara adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS
         128). In accordance with SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Dilutive common stock equivalents represent shares issuable upon assumed exercise of stock options and warrants, assumed issuance of restricted stock and assumed conversion of a convertible note payable.

         The following is a reconciliation of the numerator and denominator for basic and diluted earnings per share for the years ended December 31, 1997, 1998 and 1999:

                                            YEAR ENDED DECEMBER 31, 1997
                                      -----------------------------------------
                                        INCOME          SHARES        PER SHARE
                                      (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                      -----------    -------------    ---------
Basic earnings per share............   $709,999       14,750,676        $0.05
                                                                        =====
Effect of dilutive securities:
  Options...........................         --          254,575
  Restricted stock..................         --          443,152
  Warrants..........................         --           97,425
  Convertible note payable..........         --           14,222
                                       --------       ----------
Diluted earnings per share..........   $709,999       15,560,050        $0.05
                                       ========       ==========        =====

                                           YEAR ENDED DECEMBER 31, 1998
                                     -----------------------------------------
                                       INCOME          SHARES        PER SHARE
                                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                     -----------    -------------    ---------
Basic earnings per share...........  $11,786,065     19,336,580        $0.61
                                                                       =====
Effect of dilutive securities:
  Options..........................           --        568,849
  Warrants.........................           --          2,777
                                     -----------     ----------
Diluted earnings per share.........  $11,786,065     19,908,206        $0.59
                                     ===========     ==========        =====

                            THE KROLL-O'GARA COMPANY

                                           YEAR ENDED DECEMBER 31, 1999
                                     -----------------------------------------
                                        LOSS           SHARES        PER SHARE
                                     (NUMERATOR)    (DENOMINATOR)     AMOUNT
                                     -----------    -------------    ---------
Basic and diluted loss per share...  $(1,921,819)    22,005,632       $(0.09)
                                     ===========                      ======
Effect of anti-dilutive securities:
  Options..........................                     546,614
  Restricted stock.................                      42,974
  Warrants.........................                       1,188
                                                     ----------
Diluted shares.....................                  22,596,408
                                                     ==========

         As a result of the net loss recorded in 1999, basic and diluted earnings per share are identical as all options and warrants are anti-dilutive.

         Basic and diluted earnings per share based on income before extraordinary item and cumulative effect of change in accounting principle were $0.09 and $0.08, respectively, for the year ended December 31, 1997. The basic and diluted per share impact of the extraordinary item were $0.01 and the basic and diluted per share impact of the change in accounting principle were $0.03 and $0.02, respectively.

         Basic and diluted loss per share based on loss before cumulative effect of change in accounting principle were $0.05 for the year ended December 31, 1999. The basic and diluted per share impact of the change in accounting principle was $0.04.

         During 1997, 66,000 warrants to purchase a total of 27,746 shares of common stock of Kroll-O'Gara at $7.20 per warrant were outstanding but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares.

         During 1998, 11,666 warrants to purchase an equivalent amount of shares of common stock of Kroll-O'Gara at $25.69 per warrant were outstanding but were not included in the computation of diluted earnings per share because the warrants' exercise price was greater than the average market price of the common shares.

         During 1999, 8,719 warrants and 597,155 options to purchase an equivalent amount of shares of common stock of Kroll-O'Gara at $25.69 per warrant and from $26.94 to $34.88 per option were outstanding but were not included in the computation of diluted weighted average shares because the warrants' and options' exercise prices were greater than the average market price of the common shares.

     (p) NEW ACCOUNTING PRONOUNCEMENTS -- In 1998, Kroll-O'Gara adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130), which established standards for reporting and displaying comprehensive income and its components in a financial statement that is displayed with the same prominence as other financial statements. Kroll-O'Gara has chosen to disclose comprehensive income, which encompasses net income, foreign currency translation adjustments and unrealized holding gains of marketable securities, in the consolidated statements of shareholders' equity. Prior years have been restated to conform to the SFAS 130 requirements. The accumulated other comprehensive income (loss) balance of ($0.4) million at December 31, 1997 consisted of ($0.4) million of foreign currency translation adjustments and $0.01 million of unrealized appreciation of marketable securities.

                            THE KROLL-O'GARA COMPANY

         The accumulated other comprehensive income (loss) balance of ($0.9) million and ($0.2) million at December 31, 1998 and 1999, respectively, consisted entirely of foreign currency translation adjustments.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal years beginning after June 15, 2000. Kroll-O'Gara has several forward contracts in place in association with demand notes from certain subsidiaries. These instruments qualify for hedge accounting. Kroll-O'Gara has not yet quantified the impact of adopting SFAS 133 on its financial statements and has not determined the timing of or method of adoption of SFAS 133. However, SFAS 133 could increase volatility in earnings and other comprehensive income.

         In March 2000, the FASB issued Financial Accounting Standards Board Interpretation No. 44 ("Interpretation No. 44"), "Accounting for Certain Transactions Involving Stock Compensation -- an interpretation of APB Opinion 25." Interpretation No. 44 is effective July 1, 2000. Interpretation No. 44 clarifies the application of APB Opinion 25 for certain matters, specifically (a) the definition of an employee for purposes of applying APB Opinion 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. Management does not anticipate that the adoption of Interpretation No. 44 will have a material impact on Kroll-O'Gara's financial position or results of operations.

     (q) STOCK-BASED COMPENSATION -- Kroll-O'Gara has elected to account for the cost of its employee stock options and other forms of employee stock-based compensation plans utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). APB 25 requires compensation cost for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. SFAS 123 established a fair value-based method of accounting for compensation cost related to stock options and other forms of stock-based compensation plans. SFAS 123 allows an entity to continue to measure compensation cost using the principles of APB 25 if certain pro forma disclosures are made. The pro forma disclosures required by SFAS 123 are presented in Note 11(e).

     (r) CHANGES IN ACCOUNTING PRINCIPLE -- In the fourth quarter of 1997, Kroll-O'Gara changed its method of accounting for costs incurred in connection with business process reengineering activities relating to information technology transformation. Consistent with a consensus reached by the Emerging Issues Task Force (EITF) under Issue 97-13, in late November 1997, Kroll-O'Gara expensed costs previously capitalized in earlier quarters of 1997 (approximately $0.4 million, net of tax benefit of $0.2 million) as a cumulative effect of change in accounting principle.

                            THE KROLL-O'GARA COMPANY

         In April 1998, the American Institute of Certified Public Accountants released Statement of Position (SOP) 98-5 "Reporting on the Cost of Start-Up Activities." The SOP requires costs of start-up activities, including preoperating costs, organization costs and other start-up costs, to be expensed as incurred. Kroll-O'Gara's former practice was to capitalize certain of these expenses and amortize them over periods ranging from one to five years. Included in the accompanying December 31, 1998 consolidated balance sheet is approximately $1.2 million of preoperating, organization and start-up costs which would have been expensed had this statement already been implemented. Kroll-O'Gara adopted the provisions of this statement in the first quarter of fiscal 1999 and recorded a cumulative effect of a change in accounting principle of $0.8 million, net of a tax benefit of $0.4 million.

     (s) DERIVATIVE FINANCIAL INSTRUMENTS -- Financial instruments in the form of foreign currency exchange contracts are utilized by Kroll-O'Gara to hedge its exposure to movements in foreign currency exchange rates. Kroll-O'Gara does not hold or issue derivative financial instruments for trading purposes. Gains and losses on foreign exchange contracts are deferred and amortized as an adjustment to the cumulative foreign currency translation adjustment component of equity over the terms of the agreements in accordance with hedge accounting standards. The fair value of foreign currency exchange contracts is not recognized in the consolidated financial statements since they are accounted for as hedges.

     (t) RECLASSIFICATIONS -- Certain reclassifications have been reflected in 1997 and 1998 to conform with the current period presentation.

(3) MERGERS AND ACQUISITIONS --

     Kroll-O'Gara has completed numerous business combinations in the periods presented. The transactions were accounted for as both purchase business combinations and pooling of interests business combinations as follows:

     (a) POOLING OF INTERESTS TRANSACTIONS -- In December 1997, a wholly owned subsidiary of O'Gara was merged with and into Kroll. Effective upon the consummation of the merger with Kroll, each then issued and outstanding share of Kroll common stock, including shares subject to issuance under the Kroll restricted stock plan (See Note 11), were converted into
         62.52 shares of common stock of Kroll-O'Gara or 6,098,561 shares of Kroll-O'Gara's common stock in total. Outstanding employee stock options of Kroll were converted at the same exchange factor into options to purchase 551,492 shares of Kroll-O'Gara common stock (See
         Note 11).

         The merger constituted a tax-free reorganization and was accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of Kroll as though it had always been a part of Kroll-O'Gara.

         There were no transactions between O'Gara and Kroll prior to the combination, and immaterial adjustments were recorded to conform Kroll's accounting policies. Certain reclassifications were made to the Kroll financial statements to conform to Kroll-O'Gara's presentations. The results

                            THE KROLL-O'GARA COMPANY
         of operations for the separate companies and the combined amounts included in the consolidated financial statements follow:

                                   O'GARA          KROLL         COMBINED
                                 -----------    -----------    ------------
Nine months ended
  September 30, 1997
  (unaudited)
  Revenue......................  $82,567,200    $53,823,958    $136,391,158
  Extraordinary item...........     (193,875)            --        (193,875)
  Net income...................    4,181,387      1,796,124       5,977,511

         In connection with the Kroll merger, Kroll-O'Gara recorded, in the fourth quarter in 1997, a charge to operating expenses of approximately $7.2 million ($5.7 million after taxes, or $0.37 per diluted share) for direct and other merger-related costs pertaining to the transaction. Merger transaction costs are nonrecurring and included $0.8 million for stock based compensation costs triggered by the change in control of Kroll, $1.8 million for stay bonuses and severance and $4.6 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Laboratory Specialists of America, Inc. (LSAI). Effective upon the consummation of the merger, each then issued and outstanding share of LSAI common stock was converted into .2102 shares of common stock of Kroll-O'Gara or 1,209,053 shares of Kroll-O'Gara's common stock in total. Outstanding stock options and stock warrants of LSAI were converted at the same exchange factor into options to purchase 39,094 and 24,386 shares, respectively, of Kroll-O'Gara's common stock (See Note 11). The financial position and results of operations of LSAI are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Schiff & Associates, Inc. (Schiff). Effective upon the consummation of the merger, each then issued and outstanding share of Schiff common stock was converted into approximately 131.41 shares of common stock of Kroll-O'Gara or 169,521 shares of Kroll-O'Gara's common stock in total. The financial position and results of operations of Schiff are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         In December 1998, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Securify Inc. (Securify). Effective upon the consummation of the merger, all of the outstanding stock of Securify was converted to shares of Kroll-O'Gara's common stock at a rate of .110793 per share of Series A Preferred, .118273 per share of Series B Preferred and .0955252 per share of Securify common stock. In total, Kroll-O'Gara issued 1,430,936 shares of common stock. In addition, outstanding employee stock options of Securify were converted at the same exchange factor as Securify common stock into options to purchase 179,877 shares of Kroll-O'Gara's common stock. Effective with the consummation of the merger, Kroll-O'Gara created the Information Security Group and Securify's results of operations and financial position are reported in this group.

         The mergers with LSAI, Schiff and Securify constituted tax-free reorganizations and have been accounted for as pooling of interests transactions. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations,

                            THE KROLL-O'GARA COMPANY
         financial position and cash flows of LSAI, Schiff and Securify as though they had always been a part of Kroll-O'Gara.

         There were no transactions between Kroll-O'Gara and LSAI, Schiff and Securify prior to the combinations and immaterial adjustments were recorded to conform LSAI's, Schiff's and Securify's accounting policies. Certain reclassifications were made to Kroll-O'Gara's, LSAI's, Schiff's and Securify's financial statements to conform presentation. The results of operations for the separate companies and the combined amounts included in the consolidated financial statements follow:

                                   KROLL-O'GARA
                                    HISTORICAL       LSAI         SCHIFF     SECURIFY      COMBINED
                                   ------------   -----------   ----------   ---------   ------------
          Nine months ended
            September 30, 1998
            (unaudited)
            Revenue..............  $178,943,336   $12,039,154   $3,531,062   $  48,000   $194,561,552
            Net income (loss)....    11,559,576     1,440,725      582,254    (944,196)    12,638,359
          Year ended December 31,
            1997
            Revenue..............   190,413,349    12,836,953    2,852,303          --    206,102,605
            Extraordinary item...      (193,875)           --           --          --       (193,875)
            Cumulative effect of
               change in
               accounting
               principle.........      (360,000)           --           --          --       (360,000)
            Net income...........       709,866     1,329,103        7,674          --      2,046,643

         In 1998, Kroll-O'Gara recorded, in the fourth quarter, a charge to operating expenses of approximately $5.7 million ($4.1 million after taxes, or $0.21 per diluted share) for direct and other merger and integration related costs. Merger transaction costs are non-recurring and included $0.8 million for stay bonuses and $4.5 million, which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges. Integration costs related primarily to the merger with Kroll consummated in December 1997 and were approximately $0.4 million.

         In March 1999, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Financial Research, Inc. (FRI). Effective upon the consummation of the merger, each then issued and outstanding share of FRI common stock was converted into 101.555 shares of common stock of Kroll-O'Gara or 101,555 shares of Kroll-O'Gara's common stock in total. The merger constituted a tax-free reorganization and has been accounted for as a pooling of interests. The prior period consolidated financial statements would not have been materially different from the reported results and accordingly have not been restated.

         In June 1999, a wholly owned subsidiary of Kroll-O'Gara was merged with and into Background America, Inc. (BAI). Effective upon the consummation of the merger, each then issued and outstanding share of BAI common and preferred stock was converted into .2689628 shares of common stock of Kroll-O'Gara or 899,243 shares of Kroll-O'Gara's common stock in total. Outstanding stock options and stock warrants of BAI were converted at the same exchange factor into options to purchase 86,844 and 2,018 shares, respectively, of Kroll-

                            THE KROLL-O'GARA COMPANY

         O'Gara's common stock (see Note 11). The financial position and results of operations of BAI are reported as part of Kroll-O'Gara's Investigations and Intelligence Group.

         The merger with BAI constituted a tax-free reorganization and has been accounted for as a pooling of interests. Accordingly, all prior period consolidated financial statements presented have been restated to include the combined results of operations, financial position and cash flows of BAI as though it had always been a part of Kroll-O'Gara.

         There were no transactions between Kroll-O'Gara and BAI prior to the combination. Immaterial adjustments were recorded to conform the accounting practices of Kroll-O'Gara and BAI and certain reclassifications were made to the BAI financial statements to conform to Kroll-O'Gara's presentation.

         The combined companies have recorded an income tax benefit of $113,533 in 1998 to reflect a reduction in a valuation allowance applicable to certain domestic net operating loss carryforwards. Included in the December 31, 1998 consolidated balance sheet is approximately $573,000 of merger costs incurred by Kroll-O'Gara which, along with other merger costs subsequently incurred, were expensed immediately upon consummation of the transaction on a pooling of interests basis in 1999. The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow:

                                              KROLL-O'GARA
                                               HISTORICAL        BAI       ADJUSTMENTS     COMBINED
                                              ------------   -----------   -----------   ------------
          Three months ended
            March 31, 1999 (unaudited)
            Revenue.........................  $ 69,007,000   $ 2,492,000    $     --     $ 71,499,000
            Cumulative effect of change in
               accounting principle.........      (778,041)           --          --         (778,041)
            Net income......................     2,418,000       110,000          --        2,528,000
          Year ended December 31, 1998
            Revenue.........................   264,844,847     7,350,666          --      272,195,513
            Net income (loss)...............    13,088,906    (1,416,374)    113,533       11,786,065
          Year ended December 31, 1997
            Revenue.........................   206,102,605     4,221,059          --      210,323,664
            Extraordinary item..............      (193,875)           --          --         (193,875)
            Cumulative effect of change in
               accounting principle.........      (360,000)           --          --         (360,000)
            Net income (loss)...............     2,046,643    (1,336,644)         --          709,999

         In 1999, Kroll-O'Gara recorded a charge to operating expenses of approximately $4.1 million ($3.2 million after taxes, or $0.14 per diluted share) for direct and other merger and integration related costs. Merger transaction costs are non-recurring and included $0.3 million for stay bonuses, $0.4 million for stock based compensation costs triggered by the change in control of BAI and $2.4 million which consisted primarily of fees for investment bankers, attorneys, accountants, financial printing, travel and other related charges. Integration costs related primarily to the mergers and acquisitions completed in the fourth quarter of 1998 and were approximately $1.0 million.

                            THE KROLL-O'GARA COMPANY

     (b) PURCHASE TRANSACTIONS -- In addition to the merger with Kroll, Kroll-O'Gara completed six other acquisitions in 1997 which were accounted for as purchase business combinations. Three of the 1997 purchase acquisitions have been included in Kroll-O'Gara's Security Products and Services Group, two in the Investigations and Intelligence Group and one in the Voice and Data Communications Group. The aggregate purchase price of these six acquisitions amounted to approximately $26.0 million and consisted of $13.4 million in cash, $4.1 million in seller-provided financing and 753,806 shares of common stock (valued at approximately $8.5 million or an average of $11.28 per share). In connection with these acquisitions, Kroll-O'Gara entered into various employment and non-compete agreements with officers and key employees of the acquired companies with varying terms and conditions. The results of operations of the acquired businesses are included in the consolidated financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over periods ranging from fifteen to thirty years. In addition to these 1997 acquisitions, Kroll-O'Gara also exercised its option to acquire the minority interest in its O'Gara Brazilian subsidiary for approximately 69,565 shares of common stock valued at approximately $1.2 million.

         Kroll-O'Gara made one significant acquisition in 1997 which is included above. In February 1997, Labbe, S.A. (Labbe), a company located in France specializing in vehicle armoring systems, was acquired for approximately $14.2 million, consisting of $10.7 million in cash and 376,597 shares of Kroll-O'Gara's common stock valued at approximately $3.5 million or $9.29 per share. For accounting purposes, the acquisition was effective on January 1, 1997 and the results of operations of Labbe are included in the consolidated results of operations of Kroll-O'Gara from that date forward.

         In addition to the mergers with LSAI, Schiff and Securify, Kroll-O'Gara completed nine other acquisitions in 1998, all of which were accounted for as purchase business combinations. Eight of the 1998 purchase acquisitions have been included in Kroll-O'Gara's Investigations and Intelligence Group and the ninth has been included in the Security Products and Services Group. The aggregate purchase price of these nine acquisitions amounted to approximately $37.1 million and consisted of $19.5 million in cash and 767,416 shares of common stock (valued at approximately $17.6 million or an average of $22.93 per share). The $37.1 million aggregate purchase price for the 1998 acquisitions excludes a potential earnout of $3.25 million applicable to one of the acquired companies, which is payable over three years and is contingent upon the achievement of specified operating income targets. Approximately $1.1 million was earned and accrued at December 31, 1999 pursuant to this earnout agreement. In conjunction with one of the 1998 purchase acquisitions, the shareholders of the acquired entity had the option to put the shares of common stock received for cash of $22.31 per share for a certain defined period. The put option relating to 7,471 shares issued in connection with this acquisition was exercised for $166,668 in cash with the remaining put options expiring unexercised. In addition, in connection with several of these acquisitions, Kroll-O'Gara entered into various employment and non-compete agreements with officers and key employees of the acquired companies with varying terms and conditions. The results of operations of the acquired businesses are included in the consolidated financial statements from the respective effective dates of acquisition. The resulting goodwill from these transactions is being amortized over periods ranging from twelve to twenty-five years.

                            THE KROLL-O'GARA COMPANY

        Kroll-O'Gara made one significant acquisition in 1998 which is included above. In September 1998, Kizorek, Inc., now renamed InPhoto Surveillance, Inc. (InPhoto), a company located in Illinois specializing in video surveillance services, was acquired for approximately $9.1 million, consisting of $0.9 million in cash and 352,381 shares of Kroll-O'Gara's common stock valued at approximately $8.2 million or $23.35 per share. For accounting purposes, the acquisition was effective on July 1, 1998 and the results of operations of InPhoto are included in the consolidated results of operations of Kroll-O'Gara from that date forward. The following unaudited pro forma combined results of operations for the years ended December 31, 1997 and 1998 assumes the InPhoto acquisition occurred as of January 1, 1997 (in thousands, except per share data):

                                                     YEAR ENDED DECEMBER 31,
                                                     ------------------------
                                                        1997          1998
                                                     ----------    ----------
Sales..............................................   $224,800      $278,581
Income before extraordinary item and cumulative
  effect of accounting change......................      1,716        11,680
Net income.........................................      1,162        11,680
Earnings per share:
  Basic............................................   $   0.08      $   0.60
  Diluted..........................................   $   0.07      $   0.58

         In addition to the mergers with BAI and FRI during 1999, Kroll-O'Gara completed an additional acquisition in 1999 which was accounted for as a purchase business combination. In June 1999 Kroll-O'Gara completed the acquisition of substantially all of the assets and liabilities of The Buchler Phillips Group (BP). BP provides financial recovery, restructuring, insolvency and turnaround services throughout the United Kingdom and Europe and has been included in the Investigations and Intelligence Group. The purchase price amounted to approximately $20.0 million and consisted of approximately $12.0 million in cash and 366,469 shares of Kroll-O'Gara's common stock (valued at approximately $8.0 million or an average of $21.86 per share). For accounting purposes, the acquisition was effective on April 1, 1999 and the results of operations of BP are included in the consolidated results of operations of Kroll-O'Gara from that date forward. The resulting goodwill from this acquisition is being amortized over 25 years.

                            THE KROLL-O'GARA COMPANY

         In connection with the 1997, 1998 and 1999 purchase acquisitions, assets were acquired and liabilities assumed were as follows (dollars in thousands):

                                                  OTHER 1997                 OTHER 1998        1999
                                      LABBE      ACQUISITIONS    INPHOTO    ACQUISITIONS    ACQUISITION
                                     --------    ------------    -------    ------------    -----------
          FAIR VALUE OF ASSETS
            ACQUIRED INCLUDING:
            Cash...................  $  3,501      $   125       $   192      $    701       $      4
            Accounts receivable....     4,689        2,072         1,743         5,300          1,174
            Inventories............     3,392        1,829            --            --             --
            Unbilled revenue.......        --           --           269         1,561          5,441
            Other current assets...       316           11           450           551            852
            Property, plant and
               equipment...........     3,360          378           955         1,243          1,233
            Other non-current
               assets..............     2,357            4            --           271            319
            Costs in excess of
               assets acquired and
               other intangible
               assets..............     7,802       11,727         9,790        28,874         20,835
                                     --------      -------       -------      --------       --------
                                       25,417       16,146        13,399        38,501         29,858
            Less: Cash paid for net
               assets..............   (10,730)      (2,700)         (854)      (18,689)       (12,018)
            Fair value of debt
               issued..............        --       (4,126)           --            --             --
            Fair value of stock
               issued..............    (3,431)      (5,029)       (8,228)       (9,381)        (8,012)
                                     --------      -------       -------      --------       --------
                                     $ 11,256      $ 4,291       $ 4,317      $ 10,431       $  9,828
                                     ========      =======       =======      ========       ========
          LIABILITIES ASSUMED
            INCLUDING:
            Liabilities assumed and
               acquisition costs...  $  9,287      $ 4,272       $ 4,117      $  9,583       $  7,508
            Debt...................     1,969           19           200           848          2,320
                                     --------      -------       -------      --------       --------
                                     $ 11,256      $ 4,291       $ 4,317      $ 10,431       $  9,828
                                     ========      =======       =======      ========       ========

(4) BALANCE SHEET ACCOUNTS --

     (a) TRADE ACCOUNTS RECEIVABLE AND COSTS AND ESTIMATED EARNINGS IN EXCESS OF BILLINGS ON UNCOMPLETED CONTRACTS -- The following summarizes the components of trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
United States Military:
  Billed receivables..........................  $ 3,225,664    $ 4,877,570
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........   21,042,185     13,827,929
                                                -----------    -----------
          Total United States Military........  $24,267,849    $18,705,499
                                                ===========    ===========

                            THE KROLL-O'GARA COMPANY

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
Other contracts and receivables:
  Billed receivables..........................  $53,735,089    $63,139,492
  Costs and estimated earnings in excess of
     billings on uncompleted contracts........    5,365,912     10,331,795
                                                -----------    -----------
          Total other contracts and
            receivables.......................  $59,101,001    $73,471,287
                                                ===========    ===========
Total trade accounts receivable, net..........  $56,960,753    $68,017,062
                                                ===========    ===========
Total costs and estimated earnings in excess
  of billings on uncompleted contracts........  $26,408,097    $24,159,724
                                                ===========    ===========

         Costs and estimated earnings in excess of billings on uncompleted contracts are net of $107,374,834 and $131,582,751 of progress billings to the United States Military at December 31, 1998 and 1999, respectively.

         Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. It is anticipated such unbilled amounts attributable to the United States Military will generally be billed over the next 180 days from the balance sheet date as the contract is substantially completed. Amounts receivable on other contracts are generally billed as shipments are made. It is estimated that substantially all of such amounts will be billed within one year, although contract extensions may delay certain collections beyond one year.

         The following summarizes activity in the allowance for doubtful accounts on trade accounts receivable:

                                                              ADDITIONS
                                                 BALANCE      CHARGED TO
                                               BEGINNING OF   COSTS AND                  BALANCE END
                                                  PERIOD       EXPENSES    DEDUCTIONS     OF PERIOD
                                               ------------   ----------   -----------   -----------
          Year ended December 31, 1997.......   $2,532,566    $2,083,080   $(1,506,900)  $3,108,746
          Year ended December 31, 1998.......    3,108,746     2,556,506    (1,843,946)   3,821,306
          Year ended December 31, 1999.......    3,821,306     4,360,227    (3,402,627)   4,778,906

     (b) INVENTORIES -- Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method and include the following:

                                                       DECEMBER 31,
                                                --------------------------
                                                   1998           1999
                                                -----------    -----------
Raw materials.................................  $ 8,148,000    $15,347,831
Vehicle costs and work-in-process.............   14,249,939     10,916,557
                                                -----------    -----------
                                                $22,397,939    $26,264,388
                                                ===========    ===========

                            THE KROLL-O'GARA COMPANY

         The following summarizes activity in valuation reserves for inventory obsolescence:

                                             ADDITIONS
                                BALANCE      CHARGED TO                 BALANCE
                              BEGINNING OF   COSTS AND                   END OF
                                 PERIOD       EXPENSES    DEDUCTIONS     PERIOD
                              ------------   ----------   ----------   ----------
Year ended December 31,
  1997......................    $264,114      $113,567     $(23,782)   $  353,899
Year ended December 31,
  1998......................     353,899         7,971           --       361,870
Year ended December 31,
  1999......................     361,870       804,960           --     1,166,830

     (c) OTHER ASSETS -- Other assets are stated at cost less accumulated amortization and are being amortized on a straight line basis over their estimated useful lives, as applicable. Other assets consist of the following:

                                          USEFUL           DECEMBER 31,
                                           LIFE       -----------------------
             DESCRIPTION                  (YEARS)        1998         1999
             -----------                -----------   ----------   ----------
Advance to vendor.....................       --       $1,130,361   $       --
Preoperating and start-up costs.......       --        1,185,574           --
Security deposits.....................       --        1,003,666      971,405
Pending acquisition costs.............       --          573,035           --
Long-term receivable..................       --          380,000    1,112,681
Non-refundable deposit on an equipment
  lease with a related party..........        5          537,784      537,784
Deferred financing fees...............     7-30          906,667      920,492
Investment in unconsolidated
  subsidiary..........................       --               --      520,695
Other long-term assets................       --          585,557      653,935
                                                      ----------   ----------
                                                       6,302,644    4,716,992
Less- accumulated amortization........                  (209,209)    (412,992)
                                                      ----------   ----------
                                                      $6,093,435   $4,304,000
                                                      ==========   ==========

         Preoperating and start-up costs in 1998 included costs applicable to bids in process which were deferred when management believed it was probable that future contracts would be obtained. These costs were transferred to contract costs when contracts were awarded or were expensed when the contract award was no longer considered probable. Preopening and start-up costs also included certain costs incurred in connection with establishing operations in new locations. In accordance with SOP 98-5, all such costs were expensed in the first quarter of fiscal 1999 (see Note 2(r)).

                            THE KROLL-O'GARA COMPANY

     (d) ACCRUED LIABILITIES -- Accrued liabilities consist of the following at December 31, 1998 and 1999:

                                                       DECEMBER 31,
                                                --------------------------
                 DESCRIPTION                       1998           1999
                 -----------                    -----------    -----------
Payroll and related benefits..................  $ 9,860,811    $11,019,288
Accrued professional fees.....................    3,993,486      2,113,264
Property, sales and other taxes payable.......    2,160,417      2,636,732
Accrued satellite time........................    1,948,557      1,619,204
Accrued hedge contract settlement.............      710,760             --
Accrued medical costs.........................      483,038        645,132
Accrued interest..............................      460,923        497,576
Accrued warranty reserve......................      451,773        442,597
Accrued payments to former owners of acquired
  businesses..................................      515,538      2,868,569
Accrued restructuring costs...................           --        664,900
Other accruals................................    2,215,133      5,791,744
                                                -----------    -----------
                                                $22,800,436    $28,299,006
                                                ===========    ===========

     (e) RESTRUCTURING OF OPERATIONS -- In the first quarter of 1999, Kroll-O'Gara began implementation of a restructuring plan (the "Plan") to reduce costs and improve operating efficiencies. The Plan was substantially completed by the end of the second quarter of 1999. The total non-recurring pre-tax restructuring charge recorded pursuant to the Plan was approximately $4.4 million. Total payments or writeoffs made pursuant to the Plan through December 31, 1999 were $3.1 million. Kroll-O'Gara does not expect to incur any other significant restructuring charges in future periods related to this Plan. The principal elements of the restructuring plan were the closure of two Investigations and Intelligence Group offices and the elimination of approximately 82 employees. The primary components of the restructuring charge, including accrued balances as of December 31, 1999, were as follows:

                  DESCRIPTION                      EXPENSE       ACCRUAL
                  -----------                     ----------    ----------
Severance and related costs.....................  $3,116,303    $  540,667
Writedown of property, plant and equipment......     150,166            --
Lease termination costs.........................   1,064,270       686,301
Other...........................................      32,827            --
                                                  ----------    ----------
                                                  $4,363,566     1,226,968
                                                  ==========
Less -- Current portion.........................                  (664,900)
                                                                ----------
                                                                $  562,068
                                                                ==========

(5) INCOME TAXES --

    Kroll-O'Gara accounts for income taxes under the liability method pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability

                            THE KROLL-O'GARA COMPANY
    method, deferred tax liabilities and assets are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates.

    Kroll-O'Gara's provision (benefit) for income taxes, excluding extraordinary item and the cumulative effect of a change in accounting principle, for all periods is summarized as follows:

                                      1997           1998          1999
                                   -----------    ----------    -----------
Currently payable:
  Federal........................  $ 2,800,720    $5,530,085    $ 1,887,333
  State and local................      576,837       965,158        333,059
  Foreign........................    1,364,873     1,834,143      2,235,172
                                   -----------    ----------    -----------
                                     4,742,430     8,329,386      4,455,564
                                   -----------    ----------    -----------
Deferred:
  Federal........................   (1,213,147)     (847,018)    (1,352,885)
  State and local................     (224,290)     (129,437)      (238,745)
  Foreign........................           --            --       (434,524)
                                   -----------    ----------    -----------
                                    (1,437,437)     (976,455)    (2,026,154)
                                   -----------    ----------    -----------
                                   $ 3,304,993    $7,352,931    $ 2,429,410
                                   ===========    ==========    ===========

    A reconciliation between the statutory federal income tax rate and the effective tax rate is summarized as follows:

                             1997                1998                 1999
                       -----------------   -----------------   ------------------
                         AMOUNT     RATE     AMOUNT     RATE     AMOUNT     RATE
                       ----------   ----   ----------   ----   ----------   -----
Provision for income
  taxes at the
  federal statutory
  rate...............  $1,553,415   34.0%  $6,583,815   34.4%  $  437,115    34.0%
State and local
  income taxes, net
  of federal
  benefit............     295,119    6.5      637,004    3.3       47,750     3.7
Nondeductible
  expenses...........   1,437,174   31.4      275,294    1.4    2,010,619   156.4
Change in valuation
  allowance..........    (319,283)  (7.0)      (1,035)    --     (119,704)   (9.3)
Effect of foreign
  (income) loss......     577,743   12.6      (47,924)  (0.2)    (187,783)  (14.6)
Other................    (239,175)  (5.2)     (94,223)  (0.5)     241,413    18.8
                       ----------   ----   ----------   ----   ----------   -----
  Provision for
     income taxes....  $3,304,993   72.3%  $7,352,931   38.4%  $2,429,410   189.0%
                       ==========   ====   ==========   ====   ==========   =====

                            THE KROLL-O'GARA COMPANY

    The components of Kroll-O'Gara's consolidated deferred income tax assets and liabilities as of December 31 are summarized below:

                                                   1998           1999
                                                -----------    -----------
Deferred tax assets:
  Allowance for doubtful accounts.............  $   432,027    $ 1,051,436
  Depreciation and amortization...............      244,693        320,653
  Net operating loss carryforwards............    3,774,470      3,847,371
  Payroll and other benefits..................    1,721,081      1,452,718
  Restructuring...............................           --        658,246
  Other accruals..............................      707,708        961,809
  Acquisition costs...........................    1,697,885      1,694,866
  Other.......................................      512,382        779,765
                                                -----------    -----------
                                                  9,090,246     10,766,864
  Valuation allowance.........................   (3,303,683)    (3,183,979)
                                                -----------    -----------
     Net deferred tax assets..................    5,786,563      7,582,885
                                                -----------    -----------
Deferred tax liabilities:
  Nonaccrual service fee receivable...........     (156,804)      (181,579)
  Deferred revenue............................   (3,540,825)    (4,220,953)
  Database capitalization.....................   (2,951,351)    (3,107,610)
  Customer lists, net of amortization.........     (310,667)      (121,399)
  Percentage of completion on foreign
     subsidiaries.............................     (381,917)      (201,148)
  Foreign leasing transactions................     (125,827)      (147,146)
  Other.......................................     (726,110)      (600,034)
                                                -----------    -----------
                                                 (8,193,501)    (8,579,869)
                                                -----------    -----------
Net deferred tax liability....................  $(2,406,938)   $  (996,984)
                                                ===========    ===========

    Kroll-O'Gara has certain foreign and domestic net operating loss carryforwards, which approximated $3.8 million at December 31, 1998 and 1999, respectively. The foreign net operating loss carryforwards relate primarily to the United Kingdom, Mexico and the Philippines. The carryforwards expire beginning in 2001. A valuation allowance for the majority of all existing foreign carryforwards has been provided as it is not more likely than not that the tax benefit will be realized in the foreseeable future. Adjustments to the valuation allowance, if any, will be recorded in the periods in which it is determined the asset is realizable.

                            THE KROLL-O'GARA COMPANY

(6) RELATED PARTY TRANSACTIONS --

     (a) SUMMARY OF RELATED PARTY TRANSACTIONS -- The following summarizes transactions with related parties:

                                             YEARS ENDED DECEMBER 31,
                                       ------------------------------------
                                          1997         1998         1999
                                       ----------   ----------   ----------
Sales
  to Shareholder.....................  $6,412,244   $4,877,478   $4,779,449
  to affiliated entities.............   1,294,800      821,400       70,595
Purchases
  from Shareholder...................     814,154      474,800      361,320
  from affiliated entities...........     447,525    1,406,210      382,100
Lease expense to affiliated
  entities...........................     856,300      916,600      792,979
Legal services expense provided by
  former Director....................     170,000      190,000           --
Non-interest bearing advances to
  shareholders.......................     525,996      568,213      581,779
Air charter fees included in offering
  or merger costs....................     576,000      566,000           --
Interest on shareholder notes
  payable............................      78,950        1,100           --
Forgiveness of note payable to
  affiliated entity/shareholder......   1,053,735           --           --
Non-interest bearing advances to
  affiliates.........................     282,346      615,851      282,346
Trade accounts receivable due from
  shareholder........................     897,361    1,290,558    1,231,685

     (b) NOTES PAYABLE -- SHAREHOLDERS -- BAI had certain notes payable to shareholders. Interest expense associated with these obligations approximated $78,950 and $1,100 in 1997 and 1998, respectively. In June 1997, approximately $1,053,735 of the principal and accrued interest payable by BAI to certain shareholders was canceled in partial consideration for the issuance of stock. The remaining outstanding balance of $152,000 was paid in full during 1998.

     (c) SALES -- SHAREHOLDER -- During 1997, 1998 and 1999, Kroll-O'Gara rendered services to American International Group, Inc. and its subsidiaries (AIG) which is also a shareholder of Kroll-O'Gara. Total revenue recognized for the years ended December 31, 1997, 1998 and 1999 was $6,412,244, $4,877,478 and $4,779,449, respectively. Additionally,
         AIG provides certain services to Kroll-O'Gara which have been included in cost of sales and operating expenses in the accompanying consolidated statements of operations. These costs were approximately $814,154, $474,800 and $361,320 for the years ended December 31, 1997,
         1998 and 1999, respectively. The yearend accounts receivable balance for AIG was approximately $1,290,558 and $1,231,685 at December 31, 1998 and 1999, respectively.

     (d) BUILDING AND EQUIPMENT LEASES -- AFFILIATED ENTITIES -- Effective June 1, 1998, Kroll-O'Gara reached an agreement to terminate the corporate aircraft lease which originated in February 1995 with an affiliated entity. The terms of the aircraft lease addendum provide Kroll-O'Gara with a future hourly discount from the normal commercial hourly rate in order to

                            THE KROLL-O'GARA COMPANY
       amortize the remaining portion of existing lease deposits from the original aircraft lease. Rental expense, including amortization recognized, approximated $234,000, $292,000 and $82,000 for the years ended December 31, 1997, 1998 and 1999, respectively. Kroll-O'Gara also paid this affiliated entity $576,000 in fiscal 1997 for usage of the aircraft to consummate the merger with Kroll and included such amount in merger-related costs. Kroll-O'Gara paid $296,000 in 1998 for usage of the aircraft during the roadshow for a stock offering and included such amount in stock issuance costs. Kroll-O'Gara also paid $270,000 in fiscal 1998 for usage of the aircraft to consummate the merger with Securify and included such amount in merger related costs. Management is of the opinion that the hourly rate paid by Kroll-O'Gara was equivalent to the rate charged by the affiliated entity to other unrelated companies for similar services and it was favorably comparable to rates charged by another unrelated charter service for similar aircraft. As of December 31, 1998 and 1999, Kroll-O'Gara had approximately $484,371 and $402,801, respectively in unamortized lease deposits with this affiliated entity.

       Kroll-O'Gara is also currently leasing various equipment and office space from several affiliated entities under various three year and month-to-month lease agreements. Rental expense, net of sub-lease income, approximated $622,000, $625,000 and $711,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

(7) REVOLVING LINES OF CREDIT --

     On September 14, 2000, Kroll-O'Gara amended its existing credit agreement to extend its temporary increase in its revolving line of credit from $25.0 million to $40.0 million. Pursuant to the amended credit agreement, the increase in the revolving line of credit is effective until January 1, 2001, at which time all borrowings in excess of $25.0 million must be repaid. See Note 17 for additional discussion. The credit facility continues to provide for a letter of credit facility of approximately $7.6 million. Both the letter of credit facility and the revolving line of credit mature on May 31, 2001. Advances under the revolving line of credit bear interest at rates ranging from prime to prime plus 0.75%, or, at Kroll-O'Gara's option, LIBOR plus 1.50% to LIBOR plus 2.50%, dependent upon a defined financial ratio. Average borrowings under the revolving line of credit and its predecessors were $4,568,994, $1,659,131 and $10,838,273 during 1997, 1998 and 1999, respectively, at approximate weighted average interest rates of 8.46%, 7.96% and 7.02%, respectively. The maximum borrowings outstanding during 1997, 1998, and 1999 were $11,600,000, $7,735,029 and $22,822,706, respectively. Borrowings under this line of credit were approximately $22.8 million at December 31, 1999. There were no outstanding borrowings pursuant to line of credit agreements at December 31, 1998.

     This credit agreement includes financial covenants which, among other restrictions, require the maintenance of certain financial ratios and other financial requirements, including an interest coverage ratio and net worth minimum, and impose limitations on foreign investment, goodwill, additional indebtedness and capital expenditures. Kroll-O'Gara was not in compliance with certain of these covenants as of December 31, 1999. All such events of non-compliance were subsequently waived or amended by the lender. Had the lender not provided a waiver or amendment, all amounts outstanding under the credit agreement would have been subject to acceleration by the lender.

     Effective June 3, 1999, with the acquisition of BP, Kroll-O'Gara acquired a demand note with maximum borrowings of L2.5 million. The demand note bears interest at the Bank of England's

                            THE KROLL-O'GARA COMPANY
     base rate plus 1.5%. Average borrowings during 1999 under the demand note were $2,836,905, as translated, at an approximate weighted average interest rate of 6.71%. The maximum borrowings outstanding during 1999 were $3,675,097, as translated. Maximum borrowings permitted and borrowings outstanding pursuant to this demand note were approximately $4.0 million and $3.4 million, respectively, as translated at December 31, 1999.

     Kroll-O'Gara also had borrowings of approximately $0.4 million outstanding as of December 31, 1999, pursuant to various overdraft facilities of certain subsidiaries.

     In connection with a refinancing in 1997, Kroll-O'Gara fully amortized the remaining deferred financing costs from a previous agreement, resulting in an extraordinary charge to Kroll-O'Gara's net income of $193,875, after income tax benefits of $129,250, or $0.01 per diluted share.

(8) LONG-TERM DEBT --

     The components of long-term debt are as follows at:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1998          1999
                                                              -----------   -----------
Senior unsecured notes payable to various institutions,
  interest at 8.56% (9.56% prior to May 1998) payable
  semi-annually, principal payable at maturity in May 2004,
  subject to prepayment penalties...........................  $35,000,000   $35,000,000
Economic Development Revenue Bonds, variable interest rate
  approximating 85% of the bond equivalent yield of 13 week
  U.S. Treasury bills (not to exceed 12%), which
  approximated 5.17% at December 31, 1999, payable in
  scheduled installments through September 2016, subject to
  optional tender by the bondholders and a corresponding
  remarketing agreement, secured by certain property, plant
  and equipment and a bank letter of credit (Note 12).......    1,357,224     1,275,974
Notes payable to former shareholders of acquired companies,
  interest at fixed rates ranging from 6% to 10%, payable in scheduled installments through February 2000, certain
  notes secured by acquired assets..........................    2,526,361     1,994,414
Notes payable to banks, variable interest rate at prime plus
  1.5%, fixed rates ranging from 6.39% to 20.66%, payable in scheduled installments through December, 2010 with certain instruments subject to prepayment penalties,
  collateralized by certain real and personal property......    1,001,204       452,806
Other notes payable, interest at 7% to 10.9%, payable in
  scheduled installments through September 2007, certain
  notes secured by various equipment........................    1,462,065     1,278,196
                                                              -----------   -----------
Less -- current portion.....................................   41,346,854)   40,001,390)
                                                               (2,000,299    (3,737,227
                                                              -----------   -----------
                                                              $39,346,555   $36,264,163
                                                              ===========   ===========

                            THE KROLL-O'GARA COMPANY

     Kroll-O'Gara's $35.0 million of senior unsecured notes payable also contains financial covenants, which among other restrictions, requires the maintenance of a minimum level of net worth and a fixed charge coverage ratio.

     Scheduled maturities of long-term debt at December 31, 1999 are as follows:

2000......................................................    $ 3,737,227
2001......................................................        355,759
2002......................................................        180,031
2003......................................................        128,775
2004......................................................     35,134,848
Thereafter................................................        464,750
                                                              -----------
                                                              $40,001,390
                                                              ===========

(9) OPERATING LEASES --

     Kroll-O'Gara leases office space and certain equipment and supplies under agreements with terms from one to fifteen years. The following is a schedule, by year, of approximate future minimum rental or usage payments required under operating leases that have initial or non-cancelable lease terms in excess of one year as of December 31, 1999:

     Rental expense charged against current operations amounted to approximately $4,329,000, $6,691,000 and $10,204,000, for the years ended December 31,
     1997, 1998 and 1999, respectively.

2000......................................................    $ 9,250,804
2001......................................................      8,606,454
2002......................................................      6,029,952
2003......................................................      5,191,308
2004......................................................      4,057,019
Thereafter................................................     13,434,484
                                                              -----------
                                                              $46,570,021
                                                              ===========

(10) DEFINED CONTRIBUTION AND BONUS PLANS --

     As of December 31, 1999, Kroll-O'Gara had the following employee benefit plans in place:

     (a) DEFINED CONTRIBUTION PLANS -- Kroll-O'Gara and its subsidiaries have established various profit sharing/401(k) plans covering substantially all of Kroll-O'Gara's employees. Contributions to the plans are discretionary and are determined annually by Kroll-O'Gara's Board of Directors. Certain plans also offer a matching contribution whereby Kroll-O'Gara will contribute a percentage of the amount a participant contributes, limited to certain maximum amounts. Plan contribution expense charged against current operations for all such plans amounted to approximately $1,211,140, $797,003 and $1,189,841, for the years ended December 31, 1997, 1998 and 1999, respectively.

     (b) PROFIT AND REVENUE SHARING PLANS -- Kroll-O'Gara and its subsidiaries have established various profit and revenue sharing plans covering substantially all of Kroll-O'Gara's employees.

                            THE KROLL-O'GARA COMPANY

         The plans were established to provide employees an annual cash incentive bonus based on various operating and non-operating criteria. Kroll-O'Gara may amend, modify or terminate these plans at any time.

         Kroll-O'Gara expensed approximately $516,000, $476,000 and $1,235,000 associated with the profit and revenue sharing plans in 1997, 1998 and 1999, respectively.

(11) EQUITY ARRANGEMENTS --

     (a) STOCK OPTION PLANS -- In 1996, Kroll-O'Gara adopted a stock option plan (the 1996 Plan) for employees, non-employee directors and consultants. Kroll-O'Gara may grant options for up to 1,757,000 shares under the 1996 Plan. Options for 482,050, 360,000 and 647,195 shares were granted during 1997, 1998 and 1999, respectively. Options granted under the plan have been granted at fair market value at the date of grant and are exercisable over periods not exceeding ten years. Additionally, effective with the mergers with Kroll, LSAI, Securify and BAI each outstanding stock option was converted at the respective exchange factor into options to purchase Kroll-O'Gara common stock. After conversion, total stock options granted under the previously existing Kroll, LSAI, Securify and BAI stock option plans in 1997 and 1998 were 174,887 and 248,497, respectively. No options were granted under previously existing stock option plans in 1999.

         In connection with stock options granted by Securify during the year ended December 31, 1998, Kroll-O'Gara recorded deferred compensation of $1,192,096, representing the difference between the deemed value of the common stock for accounting purposes and the option exercise price of such options at the date of grant. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable options. Approximately $78,000 and $298,000 was expensed in 1998 and 1999, respectively, with the balance to be expensed ratably over the next three years as the options vest.

         Effective May 12, 2000, Kroll-O'Gara established a new stock option plan (the 2000 Plan). Pursuant to this plan, employees were granted 879,400 stock options on May 12, 2000. Additionally, effective May 12, 2000, Kroll-O'Gara amended the 1996 Plan and granted options to certain employees for 118,000 shares of common stock under that plan.

     (b) RESTRICTED STOCK PLAN -- Effective June 14, 1993, Kroll replaced a previously existing long-term incentive plan with a restricted stock plan. The restricted stock plan provided for cliff vesting after a five-year period from the date the stock was awarded. Under the provisions of the plan, a participant had the ability to put the stock back to Kroll and receive cash for the then fair value of the stock. In addition, the plan included a provision which resulted in accelerated vesting of all shares in the event of a change in control of Kroll. Kroll-O'Gara has accounted for this plan as a fixed plan and, accordingly, compensation expense was based on the fair market value as determined by independent appraisal at the date of grant.

         Kroll also entered into other agreements with certain of its senior executives which provided additional grants. As a result of the Kroll merger in December 1997, all remaining shares associated with the restricted stock plan vested and all restrictions lapsed on the merger date. In connection with this accelerated vesting Kroll-O'Gara recognized compensation expense of approximately $800,000 in 1997, which is included with merger related costs in the

                            THE KROLL-O'GARA COMPANY
         accompanying consolidated statement of operations. In addition to the regular tax benefits based on compensation expense recognized, Kroll-O'Gara also realized a tax benefit for the fair market value of all restricted shares which became fully vested in 1997. This benefit of approximately $2.2 million has been recognized as an increase to additional paid in capital in the accompanying consolidated statement of shareholders' equity. This balance represents the spread between cumulative compensation expense recognized by Kroll-O'Gara for accounting purposes and the cumulative compensation expense recognized for tax purposes based on the fair market value of the shares. No shares were outstanding under the plan as of December 31, 1997 and effective January 2, 1998, further issuances under the plan were ceased by a board resolution.

         Effective August 12, 1998, Kroll-O'Gara adopted a stock incentive plan (the 1998 Stock Incentive Plan) for employees. Kroll-O'Gara may grant up to 500,000 shares under the 1998 Stock Incentive Plan. There were no shares granted under the plan during 1998; however, during fiscal 1999, 47,500 shares were granted under the plan. In connection with the shares granted under the Stock Incentive Plan in 1999, Kroll-O'Gara recorded deferred compensation of $1,571,661, representing the difference between the fair market value of Kroll-O'Gara common stock on the date of grant and the purchase price of the shares. This amount is presented as a reduction of shareholders' equity, to be expensed ratably over the vesting periods of the applicable grants. Approximately $758,000 was expensed in 1999 and the balance will be expensed ratably over the next two years as the grants vest.

     (c) PURCHASE AND RETIREMENT OF COMMON STOCK -- In accordance with Kroll's historical bylaws, restricted stock and stock option agreements, Kroll acquired 259,036 shares (representing shares and shares under options) of a former director for approximately $2.7 million upon his leaving the employment of Kroll in January 1997.

     (d) COMMON STOCK WARRANTS -- In connection with LSAI's initial public offering on October 11, 1994, LSAI issued 660,000 warrants. No warrants had been exercised at December 31, 1996. Until April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock for $16.65 per share. After April 15, 1997, each warrant could be exercised to purchase .4204 shares of common stock for $9.51 per share. On September 3, 1997, LSAI gave notice to the holders of these warrants of LSAI's election to redeem the outstanding warrants at $0.01 each on October 14, 1997, unless extended, at the sole discretion of LSAI, to a date not later than November 7, 1997 (the "Warrant Redemption"). As a result, 658,290 of the warrants were exercised in September and October 1997, and the remaining 1,710 warrants were redeemed.

         As a portion of the public offering underwriting compensation, LSAI also issued warrants to purchase 66,000 units at $7.32 per unit, consisting of .4204 shares of common stock of Kroll-O'Gara and one warrant for .4204 additional shares of common stock of Kroll-O'Gara, exercisable during a four-year period commencing on October 11, 1995 (the "Underwriter Warrants"). The warrants included within each unit were exercisable under the same terms as the warrants issued in connection with the public offering as described above. As a result of the Warrant Redemption, 62,000 of these warrants were exercised for $0.12 per warrant plus $9.51 per share in September and October 1997, and the remaining 4,000 warrants were redeemed. After the Warrant Redemption, the holders of the Underwriter Warrants continue to have the right to exercise the Underwriter Warrants with respect to the .4204 shares of common stock of

                            THE KROLL-O'GARA COMPANY

         Kroll-O'Gara comprising the unit for $7.20. In November 1997, 30,000 of the Underwriter Warrants were exercised with respect to the .4204 shares of common stock of Kroll-O'Gara comprising the unit for $7.20. The remaining 36,000 of the Underwriter Warrants with respect to the .4204 shares of common stock had not been exercised and were outstanding at December 31, 1997. The proceeds from the exercise of all warrants during 1997 are included in net proceeds from exercise of stock options and warrants in the accompanying consolidated statement of cash flows and approximated $2.7 million, net of commissions and other offering expenses.

         In connection with the Warrant Redemption, LSAI issued warrants to purchase 30,281 shares of common stock of Kroll-O'Gara to various investment bankers as a portion of their compensation for serving as managers of the Warrant Redemption and certain other services. These warrants have an exercise price per share of $10.47 and expire on October 14, 2000. Both the number of shares and the exercise price per share are subject to adjustment under certain circumstances. The value of these warrants, recognized as compensation paid to the investment bankers for services provided, was treated as a reduction in the recognized net proceeds to LSAI from the Warrant Redemption. The value of the outstanding warrants is included in paid in capital in excess of par and entirely offsets the recognized compensatory value of the warrants, resulting in no net effect on shareholders' equity.

         As of December 31, 1999, 8,775 warrants granted by LSAI were still outstanding.

         As of December 31, 1999, BAI had outstanding warrants to purchase 135 shares of Kroll-O'Gara's common stock at $13.01 per share and 1,076 shares of Kroll-O'Gara's common stock at $4.65 per share. These warrants were issued in June and July of 1996 to certain consultants and other non-employees of BAI with exercise prices equal to or greater than the then fair value of BAI's common stock on those dates. Additionally, as of December 31, 1999, BAI also had outstanding warrants to purchase 807 shares of Kroll-O'Gara's common stock at $19.52 per share which were issued in January 1998.

         As of December 31, 1999, Kroll-O'Gara had a total of 10,793 warrants still outstanding.

     (e) STOCK BASED COMPENSATION DISCLOSURE -- SFAS 123 requires, at a minimum, pro forma disclosures of expense for stock-based awards based on their fair values. Had compensation cost for these plans been determined consistent with SFAS 123, Kroll-O'Gara's net income (loss) and diluted earnings (loss) per share for the years ended December 31, 1997, 1998 and 1999 would have been as follows:

                                      1997          1998           1999
                                    ---------    -----------    -----------
Net income (loss):
  As reported.....................  $ 709,999    $11,786,065    $(1,921,819)
  Pro forma.......................  $(403,461)   $ 9,315,427    $(4,844,407)
Diluted earnings (loss) per share:
  As reported.....................  $     .05    $       .59    $      (.09)
  Pro forma.......................  $    (.03)   $       .47    $      (.22)

                            THE KROLL-O'GARA COMPANY

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1997, 1998 and 1999:

                                        YEAR ENDED DECEMBER 31,
                       ----------------------------------------------------------
                             1997                1998                 1999
                       -----------------    ---------------    ------------------
Dividend yield.......         --                  --                   --
Expected
  volatility.........     0% - 40.5%          40% - 41.4%            41.4%
Risk-free interest
  rate...............    5.8% - 6.76%         4.2% - 5.7%        5.29% - 5.44%
Expected lives.......    5 - 7.5 years      1.5 - 7.5 years        7.5 years

        Option grants by Kroll-O'Gara during 1997 have a weighted-average exercise price of $14.56, a weighted-average fair value of $7.28 and contractual lives, on a weighted-average basis, of 9.4 years. The 608,497 options granted by Kroll-O'Gara during 1998 have a weighted-average exercise price of $12.78, a weighted-average fair value of $9.35 and contractual lives, on a weighted-average basis, of 9.4 years. The 647,195 options granted by Kroll-O'Gara during 1999 have a weighted-average exercise price of $27.31, a weighted-average fair value of $15.49 and contractual lives, on a weighted-average basis, of 9.2 years.

        A summary of the status of Kroll-O'Gara's stock option plans at December 31, 1997, 1998 and 1999, and the change during the years then ended is presented in the table below:

                                          1997                   1998                   1999
                                  --------------------   --------------------   --------------------
                                              WEIGHTED               WEIGHTED               WEIGHTED
                                              AVERAGE                AVERAGE                AVERAGE
                                              EXERCISE               EXERCISE               EXERCISE
                                   SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                  ---------   --------   ---------   --------   ---------   --------
          Outstanding, beginning
            of year.............    812,749    $ 6.68    1,371,808    $10.11    1,459,990    $11.54
            Granted.............    656,937     14.56      608,497     12.78      647,195     27.31
            Exercised...........     (6,745)     8.50     (477,894)     8.52     (194,371)     9.11
            Forfeited/Expired/
               Cancelled........    (91,133)    11.74      (42,421)    17.05      (82,775)    23.06
                                  ---------    ------    ---------    ------    ---------    ------
          Outstanding, end of
            year................  1,371,808    $10.11    1,459,990    $11.54    1,830,039    $17.06
                                  =========    ======    =========    ======    =========    ======
          Exercisable, end of
            year................    761,825    $ 6.52      855,122    $ 8.31      983,510    $10.53
                                  =========    ======    =========    ======    =========    ======

        Of the options outstanding at December 31, 1999, 274,173 options are exercisable at prices per share ranging from $0.52 to $2.79 per share, 673,898 options are exercisable at prices per share ranging from $4.65 to $18.59 per share and 881,968 options are exercisable at prices per share ranging from $20.22 to $34.88 per share.

(12) COMMITMENTS AND CONTINGENCIES --

     (a) LETTERS OF CREDIT -- Under the terms of the Economic Development Revenue Bonds Agreement, Kroll-O'Gara is required to maintain a letter of credit supporting the debt. As of December 31, 1999, Kroll-O'Gara's lender was committed to providing this letter of credit through May 31, 2001. As of December 31, 1999, Kroll-O'Gara had an outstanding letter of credit in the amount of $1,437,625.

                            THE KROLL-O'GARA COMPANY

         At December 31, 1999, Kroll-O'Gara had standby and purchase letters of credit, issued by Kroll-O'Gara's lender, in the aggregate amount of $1,678,241.

     (b) EMPLOYMENT AGREEMENTS -- Kroll-O'Gara has employment agreements with its executive officers and management level personnel with annual compensation ranging in value from $55,000 to $486,000, over varying periods extending to April 2005. The agreements generally provide for salary continuation in the event of termination without cause for the greater of the remainder of the agreement or one year. The agreements also contain certain non-competition clauses and generally provide for one year's salary if the agreement is not renewed.

         As of December 31, 1999, the remaining aggregate commitment under these employment agreements if all individuals were terminated without cause was approximately $22.9 million.

     (c) LEGAL MATTERS -- Kroll-O'Gara has been named as a defendant in eight lawsuits alleging that its officers and directors breached their fiduciary duties in connection with the now terminated proposed acquisition of a majority of Kroll-O'Gara's shares by a company formed by Blackstone Capital Partners III Merchant Banking Fund L.P. (Blackstone). Five of the lawsuits were filed in the Court of Common Pleas, Butler County, Ohio, and were consolidated on November 29, 1999. The remaining three lawsuits were filed in the United States District Court for the Southern District of New York and were consolidated on November 30, 1999. In amended complaints, plaintiffs allege that Kroll-O'Gara's officers and directors breached their fiduciary duties by deferring acquisitions, by negotiating an inadequate acquisition price, by failing to engage in arms-length negotiations and by failing to seek redress from Blackstone after Blackstone terminated the proposed transaction. The plaintiffs also allege that Blackstone and AIG aided and abetted the directors' and officers' alleged breaches of fiduciary duties. The plaintiffs seek to bring their claims derivatively on behalf of Kroll-O'Gara and also seek class certification. On behalf of Kroll-O'Gara and putative plaintiff classes of shareholders, they seek a declaration that the individual defendants breached their fiduciary duty and seek damages and attorneys' fees in an unspecified amount. The defendants believe that the allegations in the complaints are wholly meritless and will defend the suits vigorously.

         Kroll-O'Gara has learned that an individual has filed a qui tam suit, which is under seal, against Kroll-O'Gara under the Civil False Claims Act, 31 U.S.C. sec. 3729, alleging that Kroll-O'Gara and three of its vendors knowingly violated their contractual requirements with the Army. On January 18, 2000, an attorney for the U.S. Department of Justice stated that it was his intention to recommend that the Government intervene and take over the suit and estimated Kroll-O'Gara's liability to be as high as $16,000,000 stemming from its vendors' alleged failure to have certified welders. Though Kroll-O'Gara strongly disputes the Government's contention and will vigorously contest the Government's claims, in September 2000, the Company began settlement negotiations with the U.S. Department of Justice. Management currently believes a settlement of this matter is possible for approximately $1.1 million and the Company will accrue this expense in the third quarter of fiscal 2000.

         In addition to the matters discussed above, Kroll-O'Gara is involved in litigation from time to time in the ordinary course of its business; however, Kroll-O'Gara does not believe that there is

                            THE KROLL-O'GARA COMPANY
any currently pending or threatened litigation, individually or in the aggregate, that is likely to have a material adverse effect on its financial position, results of operations or its cash flows.

(13) FAIR VALUE OF FINANCIAL INSTRUMENTS --

     The fair values of significant current assets, current liabilities and long-term debt approximate their respective historical carrying amounts.

     Kroll-O'Gara has entered into nine foreign currency exchange contracts to effectively hedge its exposure to certain foreign currency rate fluctuations on demand loans to two subsidiaries which are denominated in foreign currencies. By virtue of these contracts, Kroll-O'Gara has fixed the total dollar amount which it will receive under the aforementioned subsidiary loans through the maturity dates of the contracts regardless of the fluctuations in the exchange rate. As of December 31, 1999, the total notional amount of the contracts, which mature between January 2000 and July 2001, was $18.1 million. Kroll-O'Gara's cumulative foreign currency translation adjustment component of shareholders' equity was decreased by $0.7 million in 1998 and increased by $1.9 million in 1999 as a result of these agreements.

     Kroll-O'Gara has estimated the fair value of their foreign exchange contracts based on information obtained from the counterparty of the amount Kroll-O'Gara would receive at December 31, 1999 in order to terminate the agreements. As of December 31, 1999, Kroll-O'Gara would have received approximately $1.1 million upon cancellation of all contracts.

(14) CUSTOMER AND SEGMENT DATA --

     (a) SEGMENT DATA -- During 1997, Kroll-O'Gara operated in three business segments, the Security Products and Services Group, the Investigations and Intelligence Group, and the Voice and Data Communications Group. In 1998, Kroll-O'Gara created the Information Security Group in connection with the merger with Securify.

         The following summarizes information about Kroll-O'Gara's business segments:

                          SECURITY                                  VOICE AND
                          PRODUCTS   INVESTIGATIONS                   DATA
                            AND           AND         INFORMATION   COMMUNI-
                          SERVICES    INTELLIGENCE     SECURITY      CATIONS
                           GROUP         GROUP           GROUP        GROUP      OTHER     CONSOLIDATED
                          --------   --------------   -----------   ---------   --------   ------------
                                                     (DOLLARS IN THOUSANDS)
1997
Net sales to
  unaffiliated
  customers.............  $105,557      $ 87,329        $    --      $17,438    $     --     $210,324
                          ========      ========        =======      =======    ========     ========
Gross profit............  $ 30,006      $ 33,979        $    --      $ 3,125    $     --     $ 67,110
                          ========      ========        =======      =======    ========     ========
Operating income........  $  8,238      $  1,775        $    --      $    68    $     --     $ 10,081
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $ 74,283      $ 58,670        $    --      $13,449    $     --     $146,402
                          ========      ========        =======      =======    ========
Corporate assets........                                                                        9,284
                                                                                             --------
Total assets at
  year-end..............                                                                     $155,686
                                                                                             ========

                            THE KROLL-O'GARA COMPANY

                          SECURITY                                  VOICE AND
                          PRODUCTS   INVESTIGATIONS                   DATA
                            AND           AND         INFORMATION   COMMUNI-
                          SERVICES    INTELLIGENCE     SECURITY      CATIONS
                           GROUP         GROUP           GROUP        GROUP      OTHER     CONSOLIDATED
                          --------   --------------   -----------   ---------   --------   ------------
                                                     (DOLLARS IN THOUSANDS)
1998
Net sales to
  unaffiliated
  customers.............  $136,844      $117,583        $   116      $17,653    $     --     $272,196
                          ========      ========        =======      =======    ========     ========
Gross profit (loss).....  $ 39,345      $ 51,627        $  (395)     $ 3,522    $   (325)    $ 93,774
                          ========      ========        =======      =======    ========     ========
Operating income
  (loss)................  $ 22,822      $ 11,748        $(2,194)     $  (351)   $ (9,145)    $ 22,880
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $102,294      $108,303        $ 4,288      $16,488    $     --     $231,373
                          ========      ========        =======      =======    ========
Corporate assets........                                                                       22,371
                                                                                             --------
Total assets at
  year-end..............                                                                     $253,744
                                                                                             ========

1999
Net sales to
  unaffiliated
  customers.............  $120,824      $176,837        $ 4,345      $19,932    $     --     $321,938
                          ========      ========        =======      =======    ========     ========
Gross profit............  $ 35,004      $ 78,762        $ 2,300      $ 2,415    $     --     $118,481
                          ========      ========        =======      =======    ========     ========
Operating income
  (loss)................  $ 12,786      $ 13,167        $(1,764)     $(1,534)   $(16,502)    $  6,153
                          ========      ========        =======      =======    ========     ========
Identifiable assets at
  year-end..............  $107,786      $155,534        $ 3,359      $17,791    $     --     $284,470
                          ========      ========        =======      =======    ========
Corporate assets........                                                                       14,923
                                                                                             --------
Total assets at
  year-end..............                                                                     $299,393
                                                                                             ========

         Total net sales by segment includes sales to unaffiliated customers. Intersegment sales are nominal. Operating income (loss) is total net sales less operating expenses. Operating income (loss) does not include the following items: interest expense, other expenses and income taxes. The Other column includes Kroll-O'Gara's corporate headquarters costs. Depreciation expense and capital expenditures for each of Kroll-O'Gara's business segments for the years ended December 31, 1997, 1998 and 1999 are as follows:

                         SECURITY                                      VOICE AND
                         PRODUCTS                                        DATA
                           AND      INVESTIGATIONS AND   INFORMATION   COMMUNI-
                         SERVICES      INTELLIGENCE       SECURITY      CATIONS
                          GROUP           GROUP             GROUP        GROUP     OTHER    CONSOLIDATED
                         --------   ------------------   -----------   ---------   ------   ------------
1997
Depreciation expense...   $1,427          $1,373           $   --        $ 16      $   --     $ 2,816
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $3,149          $3,263           $   --        $ 43      $   --     $ 6,455
                          ======          ======           ======        ====      ======     =======

                            THE KROLL-O'GARA COMPANY

                         SECURITY                                      VOICE AND
                         PRODUCTS                                        DATA
                           AND      INVESTIGATIONS AND   INFORMATION   COMMUNI-
                         SERVICES      INTELLIGENCE       SECURITY      CATIONS
                          GROUP           GROUP             GROUP        GROUP     OTHER    CONSOLIDATED
                         --------   ------------------   -----------   ---------   ------   ------------
1998
Depreciation expense...   $1,282          $1,760           $   24        $ 24      $   13     $ 3,103
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $3,427          $3,001           $  186        $ 68      $  647     $ 7,329
                          ======          ======           ======        ====      ======     =======

1999
Depreciation expense...   $2,188          $3,400           $   93        $ 36      $  400     $ 6,117
                          ======          ======           ======        ====      ======     =======
Capital expenditures...   $5,969          $9,687           $1,673        $117      $1,752     $19,198
                          ======          ======           ======        ====      ======     =======

         Identifiable assets by segment are those assets that are used in Kroll-O'Gara's operations in each segment. Corporate assets are principally cash, marketable securities, computer software, certain intangible assets and certain prepaid expenses.

         The following summarizes information about Kroll-O'Gara's different geographic areas:

                                      UNITED               OTHER
                                      STATES    FRANCE    FOREIGN    ELIMINATIONS   CONSOLIDATED
                                     --------   -------   --------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
1997
Net sales to unaffiliated
  customers........................  $139,023   $24,004   $ 47,297     $     --       $210,324
Intercompany.......................     7,413       208      5,624      (13,245)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $146,436   $24,212   $ 52,921     $(13,245)      $210,324
                                     ========   =======   ========     ========       ========
Operating income...................  $  4,920   $ 1,382   $  3,779     $     --       $ 10,081
                                     ========   =======   ========     ========       ========
Identifiable assets................  $ 91,325   $23,706   $ 31,371     $     --       $146,402
                                     ========   =======   ========     ========
Corporate assets...................                                                      9,284
                                                                                      --------
          Total assets at
            year-end...............                                                   $155,686
                                                                                      ========

1998
Net sales to unaffiliated
  customers........................  $165,062   $28,458   $ 78,676     $     --       $272,196
Intercompany.......................     2,960       199      4,548       (7,707)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $168,022   $28,657   $ 83,224     $ (7,707)      $272,196
                                     ========   =======   ========     ========       ========
Operating income...................  $ 10,825   $ 2,251   $  9,804     $     --       $ 22,880
                                     ========   =======   ========     ========       ========
Identifiable assets................  $139,759   $29,047   $ 62,567     $     --       $231,373
                                     ========   =======   ========     ========
Corporate assets...................                                                     22,371
                                                                                      --------
          Total assets at
            year-end...............                                                   $253,744
                                                                                      ========

                            THE KROLL-O'GARA COMPANY

                                      UNITED               OTHER
                                      STATES    FRANCE    FOREIGN    ELIMINATIONS   CONSOLIDATED
                                     --------   -------   --------   ------------   ------------
                                                       (DOLLARS IN THOUSANDS)
1999
Net sales to unaffiliated
  customers........................  $183,904   $27,483   $110,551     $     --       $321,938
Intercompany.......................     6,683     1,858      5,746      (14,287)            --
                                     --------   -------   --------     --------       --------
          Total net sales..........  $190,587   $29,341   $116,297     $(14,287)      $321,938
                                     ========   =======   ========     ========       ========
Operating income (loss)............  $ (4,654)  $ 2,245   $  8,562     $     --       $  6,153
                                     ========   =======   ========     ========       ========
Identifiable assets................  $160,952   $26,784   $ 96,734     $     --       $284,470
                                     ========   =======   ========     ========
Corporate assets...................                                                     14,923
                                                                                      --------
          Total assets at
            year-end...............                                                   $299,393
                                                                                      ========

         Kroll-O'Gara accounts for transfers between geographic areas at cost plus a proportionate share of operating profit.

         The following summarizes Kroll-O'Gara's sales in the United States and foreign locations:

                                             YEARS ENDED DECEMBER 31,
                                         --------------------------------
                                           1997        1998        1999
                                         --------    --------    --------
                                              (DOLLARS IN THOUSANDS)
Sales to unaffiliated customers:
  U.S. Government......................  $ 43,719    $ 62,149    $ 54,953
  Other United States..................    78,068      97,204     126,212
  Middle East..........................     5,887       5,958       4,917
  Europe...............................    44,022      52,927      66,057
  Asia.................................    10,697      15,467      22,763
  Central & South America..............    20,123      25,850      33,428
  Other Foreign........................     7,808      12,641      13,608
                                         --------    --------    --------
                                         $210,324    $272,196    $321,938
                                         ========    ========    ========

         Export sales by Kroll-O'Gara's domestic operations were approximately 15%, 17% and 3% of net sales for the years ended December 31, 1997, 1998 and 1999, respectively.

         Kroll-O'Gara is subject to audit and investigation by various agencies which oversee contract performance in connection with Kroll-O'Gara's contracts with the U.S. Government. Additionally, Kroll-O'Gara's laboratory testing operations are certified and subject to frequent inspections and proficiency tests by certain federal, state or local jurisdictions. Management believes that potential claims from such audits and investigations will not have a material adverse effect on the consolidated financial statements. In addition, contracts with the U.S. Government may contain cost or performance incentives or both based on stated targets or other criteria. Cost or performance incentives are recorded at the time there is sufficient information to relate actual performance to targets or other criteria.

         Kroll-O'Gara has foreign operations and assets in Argentina, Australia, Brazil, Canada, Chile, China, Colombia, France, Germany, India, Italy, Japan, Mexico, Russia, Singapore, South Africa, Switzerland, the Philippines and the United Kingdom. In addition, Kroll-O'Gara sells its products and services in other foreign countries and has continued to increase its level of international activity. Accordingly, Kroll-O'Gara is subject to various risks including, among

                            THE KROLL-O'GARA COMPANY
         others, foreign currency restrictions, exchange rate fluctuations, government instability and complexities of local laws and regulations.

     (b) MAJOR CUSTOMERS -- During the years ended December 31, 1997, 1998 and 1999 sales in the Security Products and Services Group to the U.S. Government approximated 21%, 23% and 17% of Kroll-O'Gara's net sales, respectively.

(15) SUPPLEMENTAL CASH FLOWS DISCLOSURES --

     The following is a summary of cash paid related to certain items:

                                                           1997          1998           1999
                                                        ----------    -----------    ----------
          SUPPLEMENTAL DISCLOSURE OF CASH FLOW
            INFORMATION:
               Cash paid for interest.................  $4,960,504    $ 4,593,326    $4,581,720
                                                        ==========    ===========    ==========
               Cash paid for taxes....................  $3,468,474    $ 4,095,349    $6,055,244
                                                        ==========    ===========    ==========
          SUPPLEMENTAL DISCLOSURE OF NON-CASH
            ACTIVITIES:
               Issuance of restricted stock...........  $1,356,280    $        --    $       --
                                                        ==========    ===========    ==========
               Deferred compensation related to
                 options and restricted stock.........  $       --    $ 1,192,096    $1,571,661
                                                        ==========    ===========    ==========
               Accrued contingent consideration
                 incurred in connection with
                 acquisition of business..............  $       --    $        --    $1,071,688
                                                        ==========    ===========    ==========
               Fair value of stock issued in
                 connection with acquisition of
                 businesses...........................  $8,459,769    $17,610,504    $8,011,929
                                                        ==========    ===========    ==========
               Fair value of stock issued in
                 connection with acquisition of
                 minority interest....................  $1,243,474    $        --    $       --
                                                        ==========    ===========    ==========
               Notes issued in connection with
                 acquisition of businesses............  $2,906,513    $        --    $       --
                                                        ==========    ===========    ==========
               Tax benefit of restricted stock
                 vesting..............................  $2,160,341    $        --    $       --
                                                        ==========    ===========    ==========
               Cancellation of shareholder's note
                 payable obligation and issuance of
                 stock................................  $1,053,735    $        --    $       --
                                                        ==========    ===========    ==========
               Note issued in connection with
                 consulting agreement entered into
                 with former shareholder of an
                 acquired business....................  $       --    $   147,914    $       --
                                                        ==========    ===========    ==========

                            THE KROLL-O'GARA COMPANY

(16) QUARTERLY FINANCIAL DATA (UNAUDITED) --

                                           FIRST       SECOND      THIRD       FOURTH
                                          QUARTER     QUARTER     QUARTER     QUARTER
                                          --------    --------    --------    --------
                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1999
  Net sales.............................  $ 71,499    $ 80,542    $ 87,547    $ 82,350
  Gross profit..........................    26,253      32,235      31,994      27,999
  Net income (loss).....................     2,528         265       3,654      (8,369)
  Earnings (loss) per share:
     Basic..............................  $   0.12    $   0.01    $   0.16    $  (0.38)
     Diluted............................  $   0.11    $   0.01    $   0.16    $  (0.38)
1998
  Net sales.............................  $ 58,476    $ 66,319    $ 74,794    $ 72,607
  Gross profit..........................    19,547      22,503      26,027      25,697
  Net income (loss).....................     2,792       3,955       5,293        (254)
  Earnings (loss) per share:
     Basic..............................  $   0.18    $   0.21    $   0.25    $  (0.01)
     Diluted............................  $   0.17    $   0.21    $   0.24    $  (0.01)

(17) SUBSEQUENT EVENTS --

     (a) FAILED MERGER WITH BLACKSTONE -- On November, 15, 1999, Kroll-O'Gara announced that it had entered into a definitive agreement with Blackstone pursuant to which shares held by all Kroll-O'Gara shareholders, other than certain members of management, would be acquired by Blackstone for $18.00 per share in cash. On April 12, 2000, Kroll-O'Gara announced that Blackstone had withdrawn its offer to acquire Kroll-O'Gara shares. Costs associated with the failed merger through December 31, 1999 were approximately $1.6 million ($0.9 million after taxes, or $0.04 per diluted share) and consisted primarily of fees for attorneys, accountants, travel and other related charges. Kroll-O'Gara anticipates additional expenses will be incurred in fiscal 2000.

     (b) PROPOSED PLAN OF REORGANIZATION AND DISSOLUTION -- In April 2000, subsequent to the terminated Blackstone transaction, Kroll-O'Gara decided to explore the split-up of its principal businesses into two independent public companies. On August 30, 2000, Kroll-O'Gara's Board of Directors approved an agreement and plan of reorganization and dissolution of Kroll-O'Gara (which was executed effective September 8, 2000), the completion of which is subject to a number of conditions including the receipt of a favorable tax ruling and the approval by Kroll-O'Gara's shareholders. Under this agreement, The O'Gara Company (O'Gara), a newly incorporated company, will receive substantially all of the assets and liabilities of Kroll-O'Gara's Security Products and Services Group, and 60% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising its Information Security Group, as well as a portion of Kroll-O'Gara's assets and liabilities that are not attributable to a particular business group. The remaining business of Kroll-O'Gara, primarily the Investigations and Intelligence Group, the Voice and Data Communications Group and 40% of Kroll-O'Gara's ownership interest in the common stock of the entity comprising the Information Security Group, as well as the other assets and liabilities that are not attributable to a particular business group, will be transferred to and assumed by another newly incorporated company, Kroll Risk Consulting Services, Inc. (KRCS). After these transfers, certain management shareholders of Kroll-O'Gara will exchange all of their shares of Kroll-O'Gara common stock for shares of O'Gara common

                            THE KROLL-O'GARA COMPANY
         stock and other management shareholders of Kroll-O'Gara will exchange all their shares of Kroll-O'Gara common stock for shares of KRCS common stock. Kroll-O'Gara then will distribute, on a pro rata basis, all remaining shares of O'Gara common stock and KRCS common stock held by it to the remaining holders of Kroll-O'Gara common stock. The exchanging management shareholders will not participate in this distribution. Concurrent with the completion of these transactions, O'Gara and KRCS will become separate publicly-traded companies. Subsequent to the reorganization and split-up, Kroll-O'Gara will be dissolved.

         As part of the reorganization and split-up, Kroll-O'Gara will incur approximately $2.8 million (net of tax benefit of $1.9 million) of charges for the write-off of certain intangibles and unamortized financing fees, debt prepayment fees and compensation costs related to accelerated vesting of stock option plans. KRCS and O'Gara have agreed to split these charges on an agreed-upon basis. Also, as soon as possible following completion of this transaction, KRCS plans to sell the Voice and Data Communications Group.

     (c) FINANCING ARRANGEMENTS

         As described above, Kroll-O'Gara has entered into an agreement for the separation of its principal business groups into two public companies. Management of each of O'Gara and KRCS is currently in discussions with banks to provide financing for each company subsequent to the separation. Pending the separation, Kroll-O'Gara will require additional sources of capital to supplement operating cash flow, either through amending and increasing its credit facilities, through an equity offering of one of its subsidiaries or both. In the absence of the separation of the businesses, management is of the opinion that there will be sufficient liquidity available from existing operations and credit facilities, which can be supplemented, if necessary, with additional secured or unsecured financing, to finance the continuing operations of Kroll-O'Gara.

     (d) DISCONTINUED OPERATIONS SUBSEQUENTLY RETAINED

         On April 28, 1999, the Board of Directors approved a formal plan to discontinue operations of the Voice and Data Communications Group pursuant to several outside expressions of interest to purchase this business. In May 2000, Kroll-O'Gara terminated all then pending negotiations to sell this business to outside third parties. Accordingly, the results of operations of the Voice and Data Communications Group for all prior periods have been reclassified from discontinued operations to continuing operations.

     (e) ACQUISITIONS -- During fiscal 2000, Kroll-O'Gara has completed two acquisitions in the Investigations and Intelligence Group. The aggregate purchase price of these acquisitions amounted to $1.2 million and consisted of $0.7 million of cash and $0.5 million in seller provided financing. These acquisitions have been accounted for as purchase business acquisitions and the related goodwill from these acquisitions (approximately $1.0 million) is being amortized over twenty-five years.